UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Kosmos Energy Ltd.
(Name of Registrant as Specified in Its Charter)

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ON THE FOUNDATION OF ITS EXPLORATION SUCCESS, KOSMOS ENERGY HAS BUILT A FULL-CYCLE DEEPWATER EXPLORATION AND PRODUCTION COMPANY. TODAY'S KOSMOS CREATES VALUE THROUGH AN EXPLORATION PORTFOLIO FILLED WITH INFRASTRUCTURE-LED AND BASIN-OPENING OPPORTUNITIES ALONG THE ATLANTIC MARGIN, A PIPELINE OF WORLD-SCALE DEVELOPMENT PROJECTS, AND A DIVERSIFIED AND GROWING PRODUCTION BASE.

WE ARE PASSIONATE OIL AND GAS FINDERS, LEADING A STRONG COMPANY CAPABLE OF DELIVERING SHORT-, MEDIUM- AND LONG-TERM GROWTH.

Kosmos Energy Ltd.

c/o Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

April 23, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 annual stockholders meeting of Kosmos Energy Ltd. to be held on Wednesday, June 5, 2019, at 8:00 a.m., local time, in the Sutton Room at the Four Seasons Hotel, 57 E. 57th Street, New York, New York 10022. For those of you who cannot attend the annual meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience or by using the Internet voting site or toll-free number listed on the enclosed proxy card to submit your vote.

The notice of the annual stockholders meeting and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, you will be asked to (i) appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration, (ii) provide a non-binding, advisory vote to approve named executive officer compensation, and (iii) consider such other business as may properly come before the annual stockholders meeting. I will also report on our progress during the past year and respond to stockholders’ questions.

It is important that your shares be represented at the annual stockholders meeting, as a quorum of the stockholders must be present, either in person or by proxy, in order for the annual stockholders meeting to take place. Even if you plan to attend the annual stockholders meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual stockholders meeting. Your vote and participation in our governance are very important to us. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

Andrew G. Inglis
Chairman and Chief Executive Officer

CAST YOUR VOTE

We value each stockholder playing a part in Kosmos’ future. It is vital that you participate and vote your shares.

Proposals Which Require Your Vote

		Additional information	Board recommendation	Votes required for approval

PROPOSAL 1
Appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and authorization of the Company’s Audit Committee of the Board of Directors to determine their remuneration
		Page 51	FOR	Majority of votes cast

PROPOSAL 2	Approval, on a non-binding, advisory basis, of our named executive officer compensation	Page 53	FOR	Majority of votes cast

Vote Now

Even if you plan to attend this year’s annual stockholders meeting, it is a good idea to vote your shares now, before the annual stockholders meeting, in the event your plans change. Whether you submit your proxy and vote via the Internet, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.

Via the Internet		By telephone	By mailing your proxy card

Visit 24/7 http://www.proxyvote.com		Dial toll-free 24/7 1-800-690-6903	Mark, sign and date your proxy card, and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
•	Review and download this Proxy Statement, a proxy card and our 2018 annual report
•	Request a hard copy of this Proxy Statement, a proxy card and our 2018 annual report

NOTICE OF ANNUAL STOCKHOLDERS MEETING TO
BE HELD ON WEDNESDAY, JUNE 5, 2019

To the Stockholders of Kosmos Energy Ltd.:

The annual stockholders meeting of KOSMOS ENERGY LTD., a Delaware corporation (the “Company”), will be held on Wednesday, June 5, 2019, at 8:00 a.m., local time, in the Sutton Room at the Four Seasons Hotel, 57 E. 57th Street, New York, New York 10022 for the following purposes:

1.	To appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration;
2.	To approve, on a non-binding, advisory basis, named executive officer compensation; and
3.	To transact such other business as may properly come before the meeting, and any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on April 8, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting.

A record of the Company’s activities during 2018 and its financial statements as of and for the fiscal year ended December 31, 2018 is contained in the Company’s 2018 Annual Report on Form 10-K. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided or, alternatively, to submit their proxy and voting instructions by telephone or the Internet according to the instructions on the proxy card. If a stockholder who has returned a proxy attends the meeting in person, the stockholder may revoke the proxy and vote in person in accordance with the procedures described herein on all matters submitted at the meeting.

By order of the Board of Directors,

April 23, 2019 Dallas, Texas

Jason E. Doughty Senior Vice President and General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders Meeting to be Held on June 5, 2019. The Notice of Annual Stockholders Meeting, 2019 Proxy Statement, Proxy Card and 2018 Annual Report on Form 10-K are available under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the “SEC”).

i

PROXY STATEMENT

2019 Annual Stockholders Meeting

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kosmos Energy Ltd. for use at the 2019 annual stockholders meeting and any adjournments or postponements thereof. We refer to our Board of Directors as the “Board” and to Kosmos Energy Ltd. as “Kosmos,” the “Company,” “we” or “us.” The annual stockholders meeting will be held on Wednesday, June 5, 2019 beginning at 8:00 a.m., local time, in the Sutton Room at the Four Seasons Hotel, 57 E. 57th Street, New York, New York 10022.

The items to be considered are summarized in the Notice of Annual Stockholders Meeting and more fully described in this Proxy Statement. The Notice of Annual Stockholders Meeting, this Proxy Statement, the enclosed Proxy Card and our 2018 Annual Report on Form 10-K are first being mailed and made available starting on or about April 23, 2019 to all record holders of our common shares as of the close of business on April 8, 2019. Our common shares represented by proxies will be voted as described below or as specified by each stockholder.

Cameras, recording devices and other electronic devices will not be permitted at the meeting. Each stockholder attending the annual meeting may be asked to present valid identification. Failure to bring valid identification may delay your ability to attend or prevent you from attending the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Stockholders Meeting to be Held on June 5, 2019

The Notice of Annual Stockholders Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

As of the date of this Proxy Statement, our Board has six directors. Our bylaws provide that the Board shall consist of not less than five directors and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. No decrease in the number of directors may shorten the term of any incumbent director.

Our Board is divided into three classes of directors pursuant to our bylaws. Directors are elected by stockholders for terms of three years or until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring.

The current composition of our three classes of directors is set forth below. Two Class III directors of the Company resigned from the board of directors in November 2018. As of the date of this Proxy Statement, the Company has not yet identified a candidate to nominate to serve as a Class III director. The Company is actively working to identify suitable candidates to serve as Class III directors. Upon identifying such candidates, the Company plans to appoint such candidates to the board to fill Class III director vacancies, as provided for in the Company’s bylaws.

Current Class I Directors with Terms Expiring in 2020

Andrew G. Inglis
Chairman and Class I Continuing Director

Age: 60 Director since: March 2014	Committees:
	•	None

Other current public directorships:
	•	None

Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering. For these reasons, we believe that he is well qualified to serve on our Board.

Brian F. Maxted
Class I Continuing Director

Age: 61 Director since: January 2011	Committees:
	•	None

Other current public directorships:
	•	None

Mr. Maxted is one of the founding partners of Kosmos and served as our Chief Exploration Officer from March 2014 until his retirement on February 15, 2019. From January 2011 to March 2014, Mr. Maxted served as our Chief Executive Officer. Prior to this, he served our predecessor Kosmos Energy Holdings (“KEH”) as Senior Vice President, Exploration from 2003 to 2008 and as Chief Operating Officer from 2008 to 2011. He is currently a Director of Venari Resources LLC and has also served as a Director of Broad Oak Energy from February 2008 through its sale in July 2011. Prior to co-founding Kosmos in 2003, Mr. Maxted was the Senior Vice President of Exploration of Triton Energy Limited prior to its sale to Hess Corporation. Mr. Maxted holds a Master of Organic Geochemistry degree from the University of Newcastle-upon-Tyne and a Bachelor of Science degree in Geology from the University of Sheffield. For these reasons, we believe that he is well qualified to serve on our Board.

Chris Tong
Class I Continuing Director

Age: 62 Director since: February 2011	Committees:
	•	Audit Committee (Chair)
	•	Health, Safety and Environment Committee
	•	Nominating and Corporate Governance Committee

Other current public directorships:
	•	Targa Resources Corp.

Mr. Tong currently serves as a Director and Chairman of the Audit Committee of Targa Resources Corp. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer of Magnum Hunter Resources, Inc. from August 1997 to December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong holds a Bachelor of Arts in Economics from the University of Louisiana Lafayette (formerly the University of Southwestern Louisiana). For these reasons, we believe he is well qualified to serve on our Board.

Sir Richard Dearlove
Class I Continuing Director

Age: 74 Director since: December 2012	Committees:
	•	Nominating and Corporate Governance Committee (Chair)
	•	Audit Committee
	•	Compensation Committee

Other current public directorships:
	•	Crossword Cybersecurity Plc

Sir Richard Dearlove is Chairman of the Trustees of London University. He was Master of Pembroke College at the University of Cambridge, U.K. from 2004 to 2015, and the Head of the British Secret Intelligence Service (MI6) from 1999 to 2004. During his 38-year tenure with MI6, Sir Richard Dearlove served in multiple international locations before returning to the U.K. as Director of Personnel and Administration in 1993. He also served as Director of Operations and Assistant Chief in advance of his appointment as Head of MI6 in 1999. In 1984, Sir Richard Dearlove was awarded an OBE (Officer of the Most Excellent Order of the British Empire), and in 2001 he was appointed a KCMG (Knight Commander of St. Michael and St. George) for his service. Sir Richard Dearlove has held several trustee and advisory positions, including serving as a Trustee of Kent School in Connecticut, Honorary Fellow of Queens’ College, University of Cambridge, Member of the International Advisory Board of AIG, Senior Advisor to the Monitor Group, Chairman of Ascot Underwriting, Member of the Advisory Board of IrisGuard, Member of the Advisory Board of New Venture Partners, Chairman of Trustees of the Cambridge Union Society and Member of the Strategic Advisory Board of TimeSight Systems. He has been Non-Executive Chairman of Crossword Cybersecurity Plc since 2016. He received a Master of Arts degree in History from Queens’ College, Cambridge. For these reasons, we believe he is well qualified to serve on our Board.

Current Class II Directors with Terms Expiring in 2021

Adebayo (“Bayo”) O. Ogunlesi
Class II Continuing Director

Age: 65 Director since: 2011	Committees:
	•	Compensation Committee (Chair)

Other current public directorships:
	•	Callaway Golf Company
	•	Goldman Sachs Group Inc.

Since 2006, Mr. Ogunlesi has been Chairman and Managing Partner of Global Infrastructure Partners (“GIP”), a private equity firm that invests in infrastructure assets in the energy, transport and water sectors, in both OECD and select emerging market countries. Mr. Ogunlesi previously served as Executive Vice Chairman and Chief Client Officer of Credit Suisse’s Investment Banking Division with senior responsibility for Credit Suisse’s corporate and sovereign investment banking clients. From 2002 to 2004, he was Head of Credit Suisse’s Global Investment Banking Department. Mr. Ogunlesi is a Director of Callaway Golf Company and the Goldman Sachs Group, Inc. Mr. Ogunlesi holds a Bachelor of Arts in Politics, Philosophy and Economics with First Class Honors from Oxford University, a Juris Doctor (magna cum laude) from Harvard Law School and a Master of Business Administration from Harvard Business School. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi served as a Director of our predecessor KEH since 2004. For these reasons, we believe he is well qualified to serve on our Board.

Deanna L. Goodwin
Class II Continuing Director

Age: 54 Director since: 2018	Committees:
	•	Health, Safety and Environment Committee (Chair)
	•	Audit Committee
	•	Compensation Committee
	•	Nominating and Corporate Governance Committee

Other current public directorships:
	•	Arcadis NV
	•	Oceaneering International Inc.

Ms. Goodwin currently serves as a Director of Arcadis NV and as a Director of Oceaneering International Inc. Ms. Goodwin served as President of the North America region of Technip, a global engineering, construction and services company specializing in supporting the energy industry, from 2013 to 2017. She served as Chief Operating Officer, Offshore North America at Technip from 2012 to 2013. Prior thereto, she served as Senior Vice President and Chief Financial Officer of Technip USA, Inc. Previously, Ms. Goodwin led the integration of the $1.3 billion acquisition of Global Industries by Technip. From 1993 to 2007, Ms. Goodwin served in various capacities for Veritas DGC, a leading provider of geophysical information and services to oil and gas companies worldwide, including President of the North and South America Region. Earlier in her career, Ms. Goodwin served as an Audit Manager at Price Waterhouse. Ms. Goodwin received her Bachelor of Commerce degree in Accounting from the University of Calgary in Canada and her Chartered Accountant designation from the Canadian Institute of Chartered Accountants. For these reasons, we believe she is well qualified to serve on our Board.

Class III Directors

Two Class III directors of the Company resigned from the board of directors in November 2018. As of the date of this Proxy Statement, the Company is actively working to identify suitable candidates to serve as Class III directors. Upon identifying such candidates, the Company plans to appoint such candidates to the board to fill Class III director vacancies, as provided for in the Company’s bylaws.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Inglis, because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

Committees of the Board of Directors

As of April 23, 2019, our Board has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Health, Safety and Environment Committee, and may have such other committees as the Board shall determine from time to time. Pursuant to the NYSE’s corporate governance standards, we are required to have an audit committee, a compensation committee and nominating and corporate governance committee.

We are required to perform an annual performance evaluation of our Compensation and Nominating and Corporate Governance Committees. As of the date hereof, we are in compliance with the NYSE corporate governance requirements, including with respect to independence requirements for each of our Audit, Compensation and Nominating and Corporate Governance Committees.

As of April 23, 2019, each of the standing Committees of the Board had the composition and responsibilities described below.

Audit Committee

Our Audit Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current members of our Audit Committee are Mr. Tong, Ms. Goodwin and Sir Richard Dearlove, each of whom our Board has determined is financially literate. Mr. Tong is the Chair of this Committee. Our Board has determined that each of Mr. Tong, and Ms. Goodwin is an “audit committee financial expert” as described in Item 407(d)(5) of Regulation S-K, and that Mr. Tong, Ms. Goodwin and Sir Richard Dearlove are “independent directors” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Our Audit Committee is authorized to:

•	recommend, through the Board, to the stockholders on the appointment and termination of our independent auditors;
•	review the proposed scope and results of the independent auditors’ audit;
•	review and pre-approve the independent auditors’ audit and non-audit services rendered;
•	approve the audit fees to be paid (subject to authorization by our stockholders to do so);
•	review accounting and financial controls with the independent auditors and our financial and accounting staff;
•	recognize and prevent prohibited non-audit services;
•	establish procedures for complaints received by us regarding accounting matters;
•	oversee internal audit functions;

•	oversee the resource and reserve process, including the external reporting of resource and reserve information; and
•	prepare the report of the Audit Committee that SEC rules require to be included in this Proxy Statement.

The Audit Committee’s responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011 (as amended on April 3, 2012) and is reviewed annually. The charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee

The members of our Compensation Committee are Mr. Ogunlesi, Ms. Goodwin, and Sir Richard Dearlove. Mr. Ogunlesi is the Chair of this Committee. The Compensation Committee is authorized to, among other things:

•	review and approve the compensation arrangements for our executive officers, including the compensation for our Chief Executive Officer;
•	review and approve compensation for our directors;
•	periodically review, in consultation with our Chief Executive Officer, our management succession planning;
•	review and evaluate our executive compensation and benefits policies generally, including review and recommendation of any incentive compensation and equity-based plans;
•	prepare the report of the Compensation Committee that SEC rules require to be included in the Proxy Statement or Annual Report on Form 10-K, review and discuss the Company’s Compensation Discussion and Analysis with management and provide a recommendation to the Company’s Board regarding the inclusion of the Compensation Discussion and Analysis in the Proxy Statement or Form 10-K;
•	retain and terminate any advisors, including any compensation consultants, and approve any such advisors’ fees and other retention terms; and
•	delegate its authority to subcommittees or the Chair of the Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee’s responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Sir Richard Dearlove, Ms. Goodwin and Mr. Tong. Sir Richard Dearlove is the Chair of this Committee. Our Nominating and Corporate Governance Committee is authorized to:

•	identify and nominate members for election to the Board;
•	review and approve transactions between us and our directors, officers and affiliates;
•	develop and recommend to the Board a set of corporate governance principles applicable to the Company; and
•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee’s responsibilities are set forth in its charter, which was approved by the Board on May 9, 2011, and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Health, Safety and Environment Committee

The members of our Health, Safety and Environment Committee are Ms. Goodwin and Mr. Tong. Ms. Goodwin is the Chair of this Committee. The principal responsibilities of this Committee are to:

•	monitor the establishment of goals and targets for health, safety and environmental performance;
•	monitor medium and long-term performance versus targets and objectives and work with management to review health, safety and environmental standards, policies and procedures and make improvements accordingly;
•	review emergency and incident response plans; and
•	monitor the identification, management and mitigation of major health, safety and environmental risks.

The Health, Safety and Environment Committee’s responsibilities are set forth in its charter, which was approved by the Board on May 11, 2012 and is reviewed periodically. The charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Meetings of the Board of Directors and Committees

The Board held six meetings during 2018 and took one action by unanimous written consent. During 2018, no incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he or she was a director and of the total number of meetings held by all of the Committees of the Board on which he or she served. We expect, but do not require, our directors to attend our annual stockholders meetings.

The following table shows the membership of, and number of meetings held by, the Board and each standing Committee during 2018:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environment Committee	External Affairs and Political Risk Committee (1)	Exploration Assurance Committee (1)	Board of Directors
Andrew G. Inglis							Chair
Yves-Louis Darricarrère(2)	X		Chair		X		X
Sir Richard Dearlove(3)	X	X	Chair		Chair		X
David I. Foley(4)		X	X				X
Deanna L. Goodwin (5)	X	X	X	Chair			X
David B. Krieger(4)		X	X				X
Joseph P. Landy(6)							X
Brian F. Maxted							X
Adebayo (“Bayo”) Ogunlesi		Chair					X
Chris Tong(7)	Chair		X	X		X	X
Christopher A. Wright(2)				Chair		Chair	X
Number of Meetings in 2018	4	2	0	3	0	0	6
Action by Written Consent in 2018	0	0	0	0	0	0	1
(1)	The External Affairs and Political Risk Committee and the Exploration Assurance Committee were discontinued effective as of March 27, 2018.
(2)	Mr. Darricarrère and Mr. Wright did not stand for re-election as directors at our 2018 annual general meeting and their Board service ended on June 5, 2018.
(3)	Sir Richard Dearlove became Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee on June 5, 2018 and became a member of the Compensation Committee on November 28, 2018.
(4)	Messrs. Krieger and Foley resigned from the Board on November 28, 2018.
(5)	Ms. Goodwin was elected to the Board and became a member of the Audit and the Health, Safety and Environment Committee on June 5, 2018, and became a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee on November 28, 2018.
(6)	Mr. Landy resigned from the Board on September 24, 2018.
(7)	Mr. Tong became a member of the Nominating and Corporate Governance Committee on November 28, 2018.

Director Independence

Pursuant to the NYSE’s corporate governance standards, we are required to have a majority independent Board.

The Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that Sir Richard Dearlove and Messrs. Ogunlesi and Tong and Ms. Goodwin are

“independent directors” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Accordingly, as of the date hereof, we are in compliance with the NYSE’s majority independent Board requirement.

There are no family relationships among any of our executive officers, directors or nominees for director.

Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

Under its charter, the Audit Committee of the Board of the Company reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines and policies and procedures for monitoring and mitigating risks.

Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year in relation to specific proposed actions. The Board’s other standing Committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. See “Executive Compensation—Compensation Risk Assessment” below. The Board is kept abreast of its Committees’ risk oversight and other activities through reports of the Committee chairs to the full Board.

Specifically relating to enterprise risk management during 2018, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks.

Nomination of Directors

Our stockholders may nominate directors to the Board by giving timely notice of the nomination in writing to the Secretary of the Company. Such notice must contain specified information about the nomination. Our bylaws detail the timelines and informational requirements for stockholder nominations in greater detail. At this time, the Board has not established any minimum qualifications or skills for directors, although we generally consider a nominee’s diversity, experience, industry knowledge and background. To ensure we have a diverse group of potential director nominees for consideration, our nominee search includes candidates from both corporate positions beyond the executive suite and from non-corporate environments (e.g., government, academia and non-profit organizations), and includes both male and female candidates. The Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualified candidates for membership on the Board.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Ogunlesi, Ms. Goodwin and Sir Richard Dearlove. Mr. Ogunlesi is the Chair of the Committee. No member of the Compensation Committee has been at any time an employee or an officer of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Mr. Foley directed that the fees he was entitled to receive as compensation for serving on our Board be paid or remitted to Blackstone, one of our former financial sponsors. See “Certain Relationships and Related Transactions” and “Director Compensation—

2018 Director Compensation” below. Mr. Foley resigned from the Board on November 28, 2018.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this Code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary. The Code of Business Conduct and Ethics is also available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.kosmosenergy.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

We aim to maintain a diverse workforce and an inclusive culture, which improves our business performance and creates a fair, safe and respectful work environment for everyone. Our approach to diversity and equal opportunity focuses on the full employee life-cycle, including hiring and onboarding, learning and development, performance management, reward and recognition, progression and retention. While we do not have a formal diversity policy, we comply with all laws and regulations relating to equal opportunities and non-discrimination. Furthermore, our Code of Business Conduct and Ethics includes a prohibition on discrimination of any criteria prohibited by law and the Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualifying candidates for membership on the board. Our diversity and equal opportunity approach is periodically reviewed.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Corporate Governance Guidelines. Requests should be directed to us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Dallas, Texas 75231, Attention: Corporate Secretary.

The Corporate Governance Guidelines are also available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the Corporate Governance Guidelines on our website at www.kosmosenergy.com.

Former Financial Sponsors

In 2011, we entered into a shareholders agreement with affiliates of our former financial sponsors (The Blackstone Group L.P. and Warburg Pincus LLC) pursuant to which our former financial sponsors, collectively, had the right to designate up to six members of our Board. Each former financial sponsor had the right to designate: (i) up to three directors (or 25% of the Board, rounded to the nearest whole number) if it owned 20% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders; and (ii) one director (or 12.5% of the Board, rounded to the nearest whole number) if it owned 7.5% or more of the issued and outstanding common shares eligible to vote at an annual general meeting of shareholders.

On November 28, 2018, funds affiliated with our former financial sponsors delivered letters irrevocably waiving certain rights under the Shareholders Agreement and the Company’s then-existing bye-laws, including the right to designate members of the Board. Our current bylaws do not give our former financial sponsors the right to designate any members of the Board. On November 28, 2018, each of David B. Krieger and David I. Foley tendered his resignation as a member of the Board.

Funds affiliated with Warburg Pincus LLC (“Warburg”) sold an aggregate of 17,250,000 shares of our common stock in connection with a registered underwritten public offering. In connection with the public offering, we repurchased 35,000,000 shares of our common stock from Warburg in a privately negotiated transaction at a price of $5.38 per share. The public offering and the share repurchase closed on November 29, 2018.

Communications with the Board

Stockholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Board.

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded to the independent directors.

Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. To submit a complaint, you may send a written communication in an envelope addressed to: Audit Committee, c/o Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231.

Any such complaints received or submitted will be promptly forwarded by the Corporate Secretary to the Chair of the Audit Committee, to take such action as may be appropriate.

Stockholders and other interested parties may communicate directly with our Chairman of the Board by sending a written communication in an envelope addressed to: Chairman of the Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Chairman of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of the transactions we have engaged in since January 1, 2018 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

Mr. Foley directed that the fees he was entitled to receive as compensation for serving on our Board be paid or remitted to Blackstone, one of our former financial sponsors. See “Board of Directors, Board Meetings and Committees—Compensation Committee Interlocks and Insider Participation” above and “Director Compensation—2018 Director Compensation” below. Mr. Foley resigned from the Board on November 28, 2018.

On November 29, 2018, we repurchased from Warburg, in a privately negotiated transaction, 35,000,000 shares of our common stock, at a price of $5.38 per share. The share repurchase closed on November 29, 2018.

In connection with Brian F. Maxted’s retirement from the Company on February 15, 2019, we entered into an advisory agreement with Mr. Maxted (the “Maxted Agreement”) pursuant to which Mr. Maxted will provide certain advisory services to us in connection with our exploration matters. Mr. Maxted will be entitled to receive $43,500 per quarter (payable in arrears) for his services under the Maxted Agreement, plus reimbursement for expenses incurred by Mr. Maxted in connection with his provision of the advisory services. The Maxted Agreement will continue until terminated by either us or Mr. Maxted.

Procedures for Review of Transactions with Related Persons

We have adopted a set of written related-party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related-party transactions, including any loans between us, our former financial sponsors and our affiliates, but excluding compensation arrangements, require approval by our Nominating and Corporate Governance Committee or our Board, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders’ best interests. There have been no related-party transactions since the adoption of related-party transaction policies where such policies were not followed.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during 2018.

To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for 2018, with the exception of a Form 5 reporting two transactions for Mr. Maxted and a Form 3 for Mr. Clark that were filed late.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully-diluted basis, as of March 11, 2019, for:

•	each of our named executive officers;
•	each of our directors;
•	each of our director nominees;
•	all of our executive officers and directors as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 401,402,330 common shares issued and outstanding on March 11, 2019. The information in the table below concerning security ownership of beneficial owners is based on filings made by such persons with the SEC.

Except as indicated in the footnotes to the table below, we believe that the stockholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers
Andrew G. Inglis(1)	1,334,603	*
Thomas P. Chambers(2)	466,922	*
Brian F. Maxted(3)	10,519,437	2.62%
Christopher J. Ball(4)	656,083	*
Richard R. Clark(5)	402,366	*
Directors
Sir Richard Dearlove(6)	75,576	*
Adebayo O. Ogunlesi(7)	1,446,177	*
Chris Tong(8)	149,964	*
Deanna L. Goodwin(9)	—	*
All directors, nominees and executive officers as a group (12 individuals)(10)	16,471,136	4.10%
Five Percent Stockholders
FMR LLC(11)	59,797,839	14.90%
Hotchkis & Wiley Capital Management, LLC(12)	29,069,594	7.24%
Blackstone Funds(13)	27,256,941	6.79%
DGE Group Series Holdco, LLC(14)	24,602,632	6.13%
Vaughan Nelson Investment Management, L.P.(15)	23,064,640	5.75%
Capital World Investors(16)	22,231,530	5.54%

The percentage of shares beneficially owned is based on 401,402,330 shares of our common stock outstanding as of March 11, 2019.

*	Less than one percent.
(1)	Excludes restricted share units held by Mr. Inglis.
(2)	Excludes restricted share units held by Mr. Chambers.
(3)	Includes (i) 6,729,864 shares of common stock held by Maxted Family Investments, Ltd., an entity of which Mr. Maxted is a beneficial owner, (ii) 474,625 shares held by Maxted Holdings, LLC, an entity of which Mr. Maxted is a beneficial owner, (iii) 563,340 shares held by Maxted Ventures LLC, an entity of which Mr. Maxted is a beneficial owner and an entity controlled by Mr. Maxted and (iv) 1,584,557 shares held by Mr. Maxted’s spouse. Excludes restricted share units held by Mr. Maxted.
(4)	Excludes restricted share units held by Mr. Ball.
(5)	Includes 402,366 shares of common stock held through DGE Group Series Holdco, LLC, Series II and DGE Group Series Holdco, LLC, Series III. Excludes restricted share units held by Mr. Clark.
(6)	Excludes restricted share units held by Sir Richard Dearlove.
(7)	Excludes restricted share units held by Mr. Ogunlesi.
(8)	Includes 1,000 common shares held by Mr. Tong’s spouse. Excludes restricted share units held by Mr. Tong.
(9)	Excludes restricted share units held by Ms. Goodwin.
(10)	Excludes restricted share units held by our other executive officers who are not our named executive officers.
(11)	Based on Schedule 13G/A filed on March 11, 2019, FMR LLC (“FMR”) exercises sole voting power over 3,664,864 shares and sole dispositive power over 59,797,839 shares. FMR’s beneficial ownership reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR CO., INC and STRATEGIC ADVISERS LLC. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(12)	Based on a Schedule 13G/A filed on February 13, 2019, Hotchkis & Wiley Capital Management, LLC (“HWCM”) exercises sole voting power over 21,342,594 shares and sole dispositive power over 29,069,594 shares. According to the Schedule 13G/A, certain of HWCM’s clients have retained voting power over the shares of common stock that they beneficially own. Accordingly, HWCM has the power to dispose of more shares of common stock than it can vote. The address for HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, California 90017.

(13)	The Blackstone Funds (as hereinafter defined) are comprised of the following entities: Blackstone Capital Partners (Cayman) IV L.P. (“BCP Cayman IV”), Blackstone Capital Partners (Cayman) IV-A L.P. (“BCP Cayman IV-A”), Blackstone Family Investment Partnership (Cayman) IV-A L.P. (“BFIP”), Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P. (“BFIP SMD”) and Blackstone Participation Partnership (Cayman) IV L.P. (“BPP”, together with BCP Cayman IV, BCP Cayman IV-A, BFIP and BFIP SMD, the “Blackstone Funds”). Based on the Form 4 filed on March 1, 2019, the Blackstone Funds beneficially own (i) 25,563,334 shares, which are held by BCP Cayman IV, (ii) 416,888 shares, which are held by BCP Cayman IV-A, (iii) 657,075 shares, which are held by BFIP, (iv) 545,566 shares, which are held by BFIP SMD and (v) 74,078 shares, which are held by BPP. The general partner of BFIP SMD is Blackstone Family GP L.L.C., which is wholly owned by Blackstone’s senior managing directors and controlled by Mr. Stephen A. Schwarzman, its founder. The general partner of BCP Cayman IV and BCP Cayman IV-A is Blackstone Management Associates (Cayman) IV L.P. (“BMA”). BCP IV GP L.L.C (“BCP IV”) is the general partner of BMA, BFIP and BPP. Blackstone Holdings III L.P. is the sole member of BCP IV. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of the Blackstone Funds, Mr. Stephen A. Schwarzman and each of the other Blackstone entities listed in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154. The percentage of shares beneficially owned is based on 398,651,406 shares of common stock outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on December 28, 2018.
(14)	Based on Schedule 13G/A filed on February 14, 2019, DGE Group Series Holdco, LLC, Series II directly holds 4,957,424 shares of common stock. DGE Group Series Holdco, LLC, Series III directly holds 24,602,632 shares of common stock. Each of DGE Group Series Holdco, LLC, Series II and DGE Group Series Holdco, LLC, Series III are series of DGE Group Series Holdings, LLC, a Delaware Series LLC. DGE II New Holdco, LLC is the sole member of DGE Group Series Holdco, LLC, Series II. DGE II New Topco, LLC is the sole member of DGE II New Holdco, LLC. FR DGE II Holdings, LLC is the sole member of DGE II New Topco, LLC. First Reserve GP XI, L.P. is the sole manager of FR DGE II Holdings, LLC. First Reserve GP XI, Inc. is the sole general partner of First Reserve GP XI, L.P. DGE III New Holdco, LLC is the sole member of DGE Group Series Holdco, LLC, Series III. FR DGE III Holdings, LLC is the sole member of DGE III New Holdco, LLC. First Reserve GP XIII, L.P. is the sole manager of FR DGE III Holdings, LLC. First Reserve GP XIII Limited is the sole general partner of First Reserve GP XI, L.P. William E. Macaulay has the right to appoint a majority of the board of directors of First Reserve GP XI, Inc. and all of the directors of First Reserve GP XIII Limited. The percentage of shares beneficially owned is based on 398,651,406 shares of common stock outstanding as of December 10, 2018, as reported in the Company’s Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on December 28, 2018.
(15)	Based on Schedule 13G filed on February 8, 2019, Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) exercises sole voting power over 14,742,745 shares and sole dispositive power over 21,229,095 shares. The address for Vaughan Nelson is 600 Travis Street, Suite 6300, Houston, Texas 77002.
(16)	Based on a Schedule 13G filed on February 14, 2019, Capital World Investors exercises sole voting power and sole dispositive power over 22,231,530 shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

EXECUTIVE OFFICERS

Our executive officers are designated by, and serve at the discretion of, our Board of Directors. Our executive officers are as follows:

Andrew G. Inglis
Chairman and Chief Executive Officer

Age: 60
Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering.

Thomas P. Chambers
Senior Vice President and Chief Financial Officer

Age: 63
Mr. Chambers has served as our Senior Vice President and Chief Financial Officer since November 5, 2014. Mr. Chambers joined Kosmos in 2014 after serving as Senior Vice President, Finance at Apache Corporation, an oil and gas exploration and production company with domestic and international operations. Mr. Chambers previously served as Apache Corporation’s Executive Vice President and Chief Financial Officer since November 2010, Vice President—Corporate Planning and Investor Relations since March 2009, Vice President—Corporate Planning since September 2001 and Director of Corporate Planning since March 1995. Prior to joining Apache Corporation, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP p.l.c. group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and is a member of the Board of Trustees of Notre Dame College of Ohio. Mr. Chambers earned a Bachelor of Science degree in Chemical Engineering from the University of Notre Dame.

Brian F. Maxted
Former Chief Exploration Officer

Age: 61
Mr. Maxted is one of the founding partners of Kosmos and served as our Chief Exploration Officer from March 2014 until his retirement on February 15, 2019. From January 2011 to March 2014, Mr. Maxted served as our Chief Executive Officer. Prior to this, he served our predecessor Kosmos Energy Holdings (“KEH”) as Senior Vice President, Exploration from 2003 to 2008 and as Chief Operating Officer from 2008 to 2011. He is currently a Director of Venari Resources LLC and has also served as a Director of Broad Oak Energy from February 2008 through its sale in July 2011. Prior to co-founding Kosmos in 2003, Mr. Maxted was the Senior Vice President of Exploration of Triton Energy Limited prior to its sale to Hess Corporation. Mr. Maxted holds a Master of Organic Geochemistry degree from the University of Newcastle-upon-Tyne and a Bachelor of Science degree in Geology from the University of Sheffield.

Christopher J. Ball
Senior Vice President and Chief Commercial Officer

Age: 51
Mr. Ball became our Chief Commercial Officer effective October 1, 2018 and has served as our Senior Vice President, Planning and Business Development since August 2013. Mr. Ball joined Kosmos in July 2013 after serving as Vice President, Business Development for the upstream unit of Mubadala Development Company PJSC, a company based in Abu Dhabi, United Arab Emirates. Previously, he was Senior Vice President of Occidental Development Company and President and General Manager of Occidental Middle East Development Company, where he was responsible for business development activities in the Caspian, the Middle East, and North Africa. During his tenure at Occidental, Mr. Ball led and facilitated numerous successful new business activities including the company’s acquisition of concessions in Angola, Nigeria, and Suriname. He also worked in the commercial and mergers & acquisitions arena at Texaco in Houston, London, and New York and in upstream asset development and management at Amoco Corporation in London. Mr. Ball earned a Bachelor of Science degree in Mechanical Engineering from Brunel University in London.

Jason E. Doughty
Senior Vice President and General Counsel

Age: 54
Mr. Doughty has served as our General Counsel since September 2011. Mr. Doughty spent more than 11 years with ConocoPhillips in various leadership roles, including serving as Deputy General Counsel, Americas Exploration and Production. During his tenure with ConocoPhillips, he was responsible for the company’s commercial litigation and international arbitration efforts, the Lower 48 and Latin America E&P legal group and the Indonesia legal group. Previously, Mr. Doughty was an attorney with ExxonMobil in Houston and a commercial litigation attorney in private practice in Santa Fe, New Mexico. He earned a Juris Doctor from the University of Houston Law Center, a Master’s degree in Business Administration from the University of Texas at Austin and a Bachelor of Science in Finance from Louisiana Tech University. He is a member of the State Bar of Texas.

Eric J. Haas
Senior Vice President and Head of Ghana Business Unit

Age: 56
Mr. Haas has served as our Senior Vice President and Head of Ghana Business Unit since September 14, 2018. Mr Haas previously served as our Senior Vice President, Production and Development from January 2014 to September 2018 and as our Senior Vice President, Production and Technical Services from January 2013 to January 2014. Mr. Haas joined Kosmos in February 2008 to lead a team in the appraisal and development of the Jubilee Field in Ghana. Prior to joining Kosmos, he spent nearly 25 years at Hess Corporation, a global integrated energy company involved in exploring and developing crude oil and natural gas, manufacturing refined petroleum products and marketing and trading refined petroleum products, natural gas and electricity where he held various positions and was responsible for numerous production and development projects in the Gulf of Mexico, Northwest Europe, Russia, North Africa and West Africa. Mr. Haas holds a Bachelor of Science degree in Petroleum Engineering from New Mexico Institute of Mining and Technology.

Paul M. Nobel
Senior Vice President and Chief Accounting Officer

Age: 51
Mr. Nobel has served as our Senior Vice President and Chief Accounting Officer since July 2012. From June 2006 to July 2012, Mr. Nobel held the position of Senior Vice President, Chief Accounting Officer of World Fuel Services Corporation, a multi-billion dollar global fuel logistics company, and also concurrently held multiple other financial leadership positions during that time at World Fuel Services, including Senior Vice President, Finance—EMEA, Senior Vice President, Finance, of the company’s land segment, Senior Vice President, Audit and Business Controls, Senior Vice President—Treasurer and Senior Vice President—Corporate Finance. From July 2005 to June 2006, Mr. Nobel held the position of Senior Vice President, Corporate Finance of World Fuel Services Corporation. He earned a Bachelor of Science degree from Florida State University and is a Certified Public Accountant.

Richard R. Clark
Senior Vice President and Head of Gulf of Mexico Business Unit

Age: 63
Mr. Clark was a founder of Deep Gulf Energy and served as its President until its acquisition by Kosmos in 2018. More than 20 of his 36 years in the energy business have been focused in the deepwater Gulf of Mexico. In 1996, he was one of the founders of Mariner Energy, Inc., serving as Executive Vice President and a board member until 2004. Mr. Clark has a Mechanical Engineering Degree from the University of Tennessee at Chattanooga. He launched his career at Shell Offshore in 1979. On September 14, 2018, upon the closing of the DGE Transaction, Mr. Clark became Senior Vice President and Head of Gulf of Mexico Business Unit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, process and objectives and the elements of our 2018 compensation program for our named executive officers and gives the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow. The table below sets forth our named executive officers for 2018:

Name	Title
Andrew G. Inglis	Chairman and Chief Executive Officer
Thomas P. Chambers	Senior Vice President and Chief Financial Officer
Brian F. Maxted(1)	Former Chief Exploration Officer
Christopher J. Ball	Senior Vice President and Chief Commercial Officer
Richard R. Clark	Senior Vice President and Head of Gulf of Mexico Business Unit
(1)	On February 15, 2019, Mr. Maxted announced his retirement as our Chief Exploration Officer. Mr. Maxted will continue to serve as a non-employee director of the Board of Directors and will provide certain advisory services to us in connection with our exploration matters pursuant to the terms of an advisory services agreement entered into with Mr. Maxted.

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain an executive compensation program that attracts, motivates and retains highly experienced individuals who are critical to successfully delivering our business plan and yielding industry-leading results.

Our executive compensation program consists of three key elements—(1) base salary, (2) annual cash incentive awards and (3) long-term equity incentive awards. Consistent with our pay-for-performance philosophy, we award a majority of the compensation for our executives in the form of annual cash incentives and long-term equity incentive awards, both of which directly tie our executives’ pay to Company performance.

We believe that our executive compensation program effectively encourages our named executive officers to deliver strong financial and operational results that position the Company for future valuation creation for our shareholders, including the significant achievements the Company experienced over the past year.

While volatility in worldwide oil prices continued through much of 2018, our experienced management team was able to competitively position us amongst our peer companies, primarily due to management’s efforts to secure our strong balance sheet and to maintain our balanced portfolio of infrastructure-led and basin opening exploration prospects and production and development assets.

In our effort to increase long-term value for our stockholders going forward, we have designed our business strategy to accomplish three key objectives: (1) maximizing the value of our producing assets; (2) progressing our discovered resources toward project sanction and into proved reserves, production, and cash flow through efficient appraisal and development; and (3) adding new resources through a consistently active low cost exploration program.

Going forward, we expect to continue our practice of delivering a significant portion of our executives’ overall compensation in the form of long-term equity incentive awards, which we believe are a critical tenet of our pay-for-performance philosophy and aligns our executives’ interests with those of our stockholders.

The key elements of our executive compensation program for 2018 are set forth below. For additional details on the elements of our executive compensation program, see “—Elements of our Executive Compensation Program” below.

2018 Business Highlights

Below we have highlighted some of our key safety performance, strategic, operational and financial results for 2018 that are focused on positioning the Company successfully for ongoing value creation for our stockholders and that informed our executive compensation decisions for 2018.

Safety

•	Met five of our six HSE performance metrics while undertaking our largest ever operated activity set, with six wells drilled (including the seventh deepest water depth well in the history of the industry) and with over 25,000 square kilometers of 3D seismic acquired. While we experienced no lost time injuries for the year, our total recordable incident rate (“TRIR”) of 1.97 exceeded our goal of 1.1. However, over the three-year period of 2016-2018, our average TRIR was substantially lower than the industry average.

Strategic

•	Acquired Deep Gulf Energy (“DGE”) for a purchase price of $1.275 billion (the “DGE Transaction”). The DGE Transaction was a strategic acquisition that added to the Company’s deepwater Atlantic Margin portfolio a new platform for growth with a highly experienced management team, attractive assets and a strong record of growing production and reserves through infrastructure-led exploration. During the third quarter, the Nearly Headless Nick prospect was successfully drilled and encountered approximately 85 feet of net pay and is expected to be brought online in the fourth quarter 2019, thereby adding near-term reserves and production growth.
•	Established the Kosmos-Shell exploration alliance, focused on southern west Africa, which leverages the complementary skillsets of both companies.
•	Utilized the industry downturn to counter-cyclically enhance and grow our exploration portfolio, with approximately 9,750 square kilometers (gross) of new acreage added in Equatorial Guinea and 12,300 square kilometers (gross) of new acreage in Namibia.

Operational

•	Successfully integrated the Equatorial Guinea assets, which were acquired in November 2017. During 2018, due to strong operating performance, Kosmos received over $250 million of cash dividends from the assets, effectively paying back the acquisition purchase price of $231 million in less than one year.
•	Achieved 65% production growth year-over-year, largely as a result of a full year’s contribution from the Equatorial Guinea assets and three months’ contribution from the DGE assets.
•	Organically grew reserves, delivering a net proved reserve replacement ratio of over 130 percent, representing our sixth consecutive year of better than 100 percent reserve replacement. Including the DGE Transaction, our reserve replacement ratio exceeded 450%.
•	Achieved Final Investment Decision (“FID”) on the first phase of the Tortue LNG project on schedule, alongside BP and the national oil companies of Mauritania and Senegal.

Financial

•	Delivered strong production performance, with 2018 cash flow from operations of approximately $260 million.
•	Refinanced the reserve-based lending facility (“RBL”) and revolving credit facility (”RCF”) on enhanced terms.
•	Repurchased 35 million shares of Kosmos stock from Warburg Pincus, a 37.2% discount to the price the same quantum of shares was issued as part of the DGE Transaction, thereby avoiding dilution of shareholders at a materially lower price.
•	Changed the company’s location of incorporation from Bermuda to Delaware as a result of the DGE Transaction.

2018 Key Compensation Decisions

We believe our executive compensation program provides effective incentives to our named executive officers to lead the Company to achieve industry-leading strategic and operational performance and to position the Company for future value creation for our stockholders in spite of a challenging external environment.

With the help of its external compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), our Compensation Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for 2018.

Our Compensation Committee awarded the majority of named executive officer compensation opportunity in the form of “at-risk”, performance-based compensation. This strategy recognizes the evolution of the Company, the volatile state of the oil and gas industry, and the competitive market for talented executives. Through this strategy, our named executive officers remain strongly aligned with the long-term interests of our stockholders.

After a comprehensive review and evaluation of our executive compensation program, we made the following key executive compensation decisions for 2018:

•	Base Salaries: In early 2018, the Compensation Committee reviewed the base salaries paid to each of our named executive officers (other than Mr. Clark, who did not join Kosmos until September 2018) and determined to increase each of their base salaries by 3% based on a review of recent market data and each executive’s continued performance over the prior year and their future anticipated contributions to the Company’s success.
•	Annual Cash Bonuses: Following the end of the 2018 performance year, based on the Company’s strong achievement of KPIs and significant successes (including the DGE Transaction, which provided immediate near term production growth and diversification), we awarded 2018 annual cash bonuses to our named executive officers at or above target performance levels. See “—Analysis of 2018 Executive Compensation Decisions—Annual Cash Bonus” below for more details.

•	Annual Equity Awards: In 2018, consistent with the Compensation Committee’s pay for performance philosophy, we granted approximately 60% of our named executive officers’ equity incentive awards in the form of performance-based awards (70% in the case of our CEO), with approximately the remaining 40% (30% in the case of our CEO) granted in the form of service-based awards. The 2018 annual performance awards are scheduled to vest based on the Company’s achievement of a specified relative total stockholder return (“TSR”) goal, which further links our named executive officers’ interests with those of our stockholders. See “—Analysis of 2018 Executive Compensation Decisions—Equity Incentive Awards” below.

Compensation Philosophy

Compensation Objectives

Our executive compensation program is designed to:

•	attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry;
•	reward individual and corporate performance;
•	align the interests of our executives and stockholders by providing a substantial portion of the executives’ compensation in the form of long-term equity-based awards granted under our Long Term Incentive Plan (“LTIP”); and
•	motivate and reward our executives to manage our business to meet our long-term objectives and create and increase stockholder value.

Compensation Practices

We follow sound compensation practices to support our compensation objectives and align our executive compensation program with the interests of our stockholders.

What We Do	What We Don’t Do
✔   Pay-for-Performance—we align pay and performance
      by awarding a majority of the compensation paid to our
      executives in the form of “at-risk” performance-based
      compensation linked to Company and individual
      performance. For 2018, variable compensation comprised
      approximately 84% of the total 2018 direct compensation
      paid to our Chief Executive Officer and, on average, 81%
      of the total 2018 direct compensation paid to our other
       named executive officers (other than Mr. Clark).

✔   Balanced Short-Term and Long-Term
      Compensation—we grant compensation that discourages
      short-term risk taking at the expense of long-term results

✔   Independent Compensation Consultant—our
      Compensation Committee engages an independent
      compensation consultant

✔   Share Ownership Guidelines—our executive officers
      are subject to robust share ownership guidelines, further
      aligning their interests with our stockholders

✔   Compensation Recoupment Policy—we maintain a
       compensation recoupment/clawback policy applicable to
       our executive officers

✔   Risk Mitigation—we have strong risk and control
      policies, we take risk management into account in making
      executive compensation decisions, and we perform an
      annual risk assessment of our executive compensation
      programs

✘   No Excise Tax Gross-Ups—we do not provide our
       executives with gross-ups for the excise tax that would be imposed on the executives under Section 4999 of the
       Internal Revenue Code, if they received"excess"
       payments and benefits in connection with a change in
       control

✘   No Special Executive Defined Benefit Retirement
      Programs—we do not provide special executive defined
      benefit retirement programs

✘   No Excessive Perquisites—consistent with our pay-for-
      performance philosophy, we do not provide our executives
      with excessive perquisites

✘   No Guaranteed Payouts—we do not grant cash or equity
      incentive compensation with guaranteed payouts

✘   No Hedging Shares—we do not permit our employees,
      including our named executive officers, to engage in
      hedging transactions in the Company’s securities, unless
      our General Counsel provides prior written authorization

Elements of Our Executive Compensation Program

Since our inception, our executive compensation program has consisted primarily of base salaries, annual cash bonuses and long-term equity incentive awards. For each of these elements, we take into account the practices of our industry peers. We expect that these will remain the principal elements of our executive compensation program going forward—although the relative proportions of each element, and the specific plan and award designs, will continue to evolve to support the strategy of the Company. Each element of our 2018 executive compensation program is described in more detail as follows:

Element		Objective and Basis
Variable Compensation	Equity incentive awards	•	Link interests of executive officers and stockholders, as the ultimate value realized depends on share price performance over the long term.

		•	Performance-vesting awards require comparable or superior share performance relative to industry peers.

		•	Encourage retention due to the multi-year service condition.

	Annual cash bonus	•	Motivate and reward Company and individual performance for the year.

•
Tie bonus amounts payable to our named executive officers to the Compensation Committee’s quantitative and qualitative assessment of the achievement of “key performance indicators”, general Company performance and individual performance goals.

Fixed Compensation	Base salary	•	Competitive for each role, taking into account experience and level of responsibility in companies of similar size, complexity and stage of development.

		•	A basic fixed component, which comprises a relatively modest portion of overall compensation.

Employee Benefits	Retirement Plans	•	We do not provide any supplemental executive defined benefit retirement plans.

•
Our executive officers are eligible to participate in our 401(k) plan on the same basis as our employees generally. In addition, members of our Senior Leadership Team (including all of our named executive officers) are eligible to participate in a voluntary nonqualified deferred compensation program pursuant to which the Company matches the first 8% of compensation deferred by the executive.

	Health and Welfare Benefits	•
Our named executive officers (along with other employees at the level of Vice President and above) are entitled to the same health and welfare benefits during employment that are offered to U.S.-based employees generally, except that they are also entitled to executive long-term care, executive supplemental disability income insurance, up to $5,000 reimbursement for financial planning services and payment of premiums for executive life insurance. Our Senior Vice Presidents and above (which includes our named executive officers) are also entitled to annual executive physicals.

Base salaries represent a relatively modest percentage of total compensation. Our executives have the opportunity to earn a significant portion of their compensation in the form of annual cash bonuses and long-term equity incentive awards. We refer to the cash bonus and long-term equity incentive awards collectively as variable compensation. The portion of each compensation element as a percentage of total direct compensation paid in respect of 2018 to our CEO and the average of such compensation paid to our other named executive officers (other than Mr. Clark) was as follows:

Executive Compensation Procedures

Role of the Compensation Committee

Our Compensation Committee is responsible for the approval, evaluation and oversight of our executive officer compensation and equity incentive compensation plans, policies and programs. Compensation Committee members discuss compensation matters with each other outside regularly scheduled meetings. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees other than our executive officers under the LTIP. As Chair of the Compensation Committee, Mr. Ogunlesi reports to the full Board regarding compensation matters.

The Compensation Committee meets outside the presence of our Chief Executive Officer and our other named executive officers to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee analyzes the performance of our Chief Executive Officer and determines his base salary, any annual cash bonus and any grant of equity-based awards. For all other named executive officers, the Compensation Committee meets outside the presence of the named executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews the performance of each named executive officer (other than himself) with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, any annual bonus and any grant of equity-based awards. Our Chief Executive Officer has no role in the decision-making process for determining his compensation. For more on the Compensation Committee’s responsibilities, see “Board of Directors, Board Meetings and Committees—Committees of the Board of Directors—Compensation Committee” above.

Role of Compensation Consultant

Since our IPO, the Compensation Committee has engaged Meridian to provide independent advice on executive compensation trends and issues, compensation practices within the oil and gas industry,

and the design and structure of our executive compensation programs. Meridian has also provided similar information and input regarding outside director compensation.

Meridian reports directly and exclusively to the Compensation Committee, and at the Compensation Committee’s direction Meridian works with management to review or prepare materials for the Compensation Committee’s consideration. Meridian did not provide any other services to the Company or our management in 2018. Meridian participated in several conversations with the Compensation Committee and Committee Chair in 2018 and early 2019 and developed materials for the Compensation Committee’s consideration at meetings.

Meridian provided current information on industry compensation trends and practices and their application to Kosmos for the Company and the Compensation Committee to consider regarding compensation levels and incentive compensation design. Meridian provided an update to the Compensation Committee concerning recent executive compensation trends in the oil and gas exploration and production industry as context for the Compensation Committee’s annual compensation review.

For 2018, Meridian provided the Compensation Committee with information necessary for an evaluation of its independence in accordance with Section 10C-1 of the Exchange Act to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information provided, the Compensation Committee concluded that the advice provided by Meridian is independent and no conflicts or potential conflicts of interest exist.

Compensation Benchmarking

The Compensation Committee occasionally uses industry peer compensation data as a reference for pay levels and practices and considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters.

In 2018, Meridian referenced compensation data collected in its proprietary industry survey of 44 North American exploration and production companies, and policies and practices researched across the industry in general. For a list of the surveyed companies, see Annex A to this Proxy Statement.

The Compensation Committee has noted that surveyed industry companies vary in size and scope, operate in different geological basins and generally have less focus on deepwater exploration than does Kosmos. In general, Kosmos competes with these companies for talent, and the Committee believes that they are currently appropriate for executive compensation comparison. When considering executive compensation decisions, the Committee takes into consideration the differences and similarities between Kosmos and any data from the surveyed companies.

Advisory Vote to Approve Named Executive Officer Compensation

At our 2018 annual general meeting of shareholders, approximately 99.4% of votes cast, on an advisory basis, were in favor of our named executive officer compensation. As such, the Compensation Committee believes that our stockholders are largely satisfied with our existing named executive officer compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with stockholder interests and our long-term goals.

Nevertheless, we continually consider ways to modify our executive compensation program to strengthen this alignment of interests.

Our stockholders will have an opportunity again this year to vote, on an advisory basis, on our named executive officer compensation. The Compensation Committee will carefully consider the results of this year’s stockholder vote, along with all stockholder views on our compensation programs that are communicated to us, when making future compensation decisions for our named executive officers.

Analysis of 2018 Executive Compensation Decisions

Equity Incentive Awards

Equity Compensation Overview

Our equity compensation program is designed to align our executives’ interests with those of our stockholders by motivating our executives to contribute significantly to the Company’s success and to create long-term shareholder value. We believe that a performance-driven, team-based culture is crucial to our future success. Therefore, we grant equity awards to all of our U.S.-based employees to align their interests with those of our stockholders and to expose them to the same upside and downside risks as our stockholders.

We have historically granted equity awards under our LTIP in the form of service-vesting restricted share units (which we refer to as “service awards”) and performance-vesting restricted units (which we refer to as “performance awards”). We believe that these equity awards incentivize our employees to work toward our continued success and motivate their retention with the Company. The awards align the interests of our employees with those of our stockholders, as the ultimate value received depends on the share price on the vesting date and, in the case of the performance awards, the level of attainment of the specified relative TSR goal. In addition, while grants of service awards do not have explicit performance-vesting conditions, due to the nature of the risks of the industry in which we operate, the ultimate value realized from service awards depends significantly on our future operating performance.

We typically grant equity awards as part of our annual and new hire equity grant process. Our Compensation Committee grants annual equity awards in January of each year, which enables our Compensation Committee to make comprehensive compensation decisions for our executives after the end of each year (contemporaneous with decisions regarding the payment of annual bonuses and any base salary adjustments).

All of the outstanding equity awards held by our named executive officers are subject to our Compensation Recoupment Policy (discussed in more detail in “—Compensation Recoupment Policy” below).

2018 Annual Equity Awards

In 2018, we granted annual equity awards to our named executive officers (other than Mr. Clark who commenced employment with us in September 2018 following the consummation of the DGE Transaction), with approximately 60% of such annual equity awards (70% in the case of our CEO) granted in the form of performance awards and approximately 40% (30% in the case of our CEO) granted in the form of service awards.

The annual service awards granted to our named executive officers in 2018 vest one-third each year over three years based on continued service. Vesting of the performance awards granted in 2018 requires attainment of both a service and a performance condition. The service condition is attained one-third each year over three years, and the performance condition is attained after three years based on a specified relative TSR performance goal. The attainment of the performance condition will be determined on the last day of the three-year performance period (as specified below) based on our TSR as compared to the TSR of a specified group of industry “performance peer” companies (listed below). TSR will be calculated as the percentage by which the average closing price of a share of Kosmos or a share of a peer company on each of the 30 trading days ending on the last day of the performance period is more or less than the average closing price of the share on each of the 30 trading days ending on the first day of the performance period, plus the amount of any dividends or distributions that are declared during the performance period.

The performance condition for the performance awards granted to our named executive officers in 2018 will be attained based on the percentile ranking of our TSR relative to the TSR of each of the peer companies during the performance period commencing January 2, 2018 and ending January 4, 2021, as follows:

TSR Ranking	Attainment of Performance Condition
75th percentile and above	200%
50th percentile (target)	100%
25th percentile	25%
Below 25th percentile	0%

The percentage of the performance condition attained will be interpolated for performance between the percentiles shown above. To the extent that the performance condition is attained above the target performance level, our Compensation Committee, in its sole discretion, may provide for settlement of any such above-target portion of the performance awards in cash in lieu of shares. This discretion to settle the performance awards in cash is intended to provide our

Compensation Committee flexibility to preserve shares under the LTIP for future new hire and annual equity awards and to reduce dilution to stockholders.

The nine industry performance peer companies for performance awards granted to our named executive officers in 2018 are listed below. If a peer company is no longer publicly traded on the last day of the performance period, it will be removed from the group of performance peers and will not be replaced.

These companies were selected because they are the oil and gas exploration and production companies most like Kosmos in terms of geographic reach and/or development stage.

Africa Oil Corp.	Noble Energy, Inc.
Anadarko Petroleum Corp.	Ophir Energy plc
Cairn Energy plc	Premier Oil plc
Genel Energy plc	Tullow Oil plc
Lundin Petroleum AB

To receive any payout under the service and performance awards, our named executive officers and other employees generally must remain employed with us through the vesting date and, in the case of performance awards, the TSR performance condition must be satisfied. However, the awards are subject to accelerated vesting under specified circumstances (see “2018 Compensation—Potential Payments Upon Termination or Change in Control” below). Our outstanding equity awards vest on a “double-trigger” basis in connection with a change in control—i.e., the awards only accelerate in connection with a change in control if a qualifying termination of employment occurs on or within one year after the change in control. We believe this practice further aligns our equity compensation program with the interests of our stockholders.

Mr. Clark’s Sign-on Performance Award Grant

In connection with the commencement of his employment following the consummation of the DGE Transaction and in order to more closely align Mr. Clark’s interests with those of our shareholders, we granted Mr. Clark a one-time sign-on performance award. Mr. Clark’s sign-on performance award is generally subject to the same terms and conditions as applicable to the annual performance awards granted to our other named executive officers in 2018, as described above.

For details on the outstanding equity awards granted to our named executive officers in 2018 and prior years, including the numbers of shares, dollar values, vesting schedules and acceleration and forfeiture provisions, see the tables and narrative under “2018 Compensation” below.

Annual Cash Bonuses

Annual cash bonuses approved by the Compensation Committee for our named executive officers for 2018 were based on Company and individual performance. In early 2018, the Board of Directors, in consultation with our Chief Executive Officer, established “key performance indicators” (which we refer to as “KPIs”) for 2018 that are derived from our strategic and operational plan and demonstrate year-over-year improvement. The bonus range for each named executive officer was 0% - 200% of the executive officer’s target bonus opportunity.

The base bonus pool for each performance year (which we refer to as the “Base Bonus Pool”) is determined with reference to the aggregate target bonus of all bonus eligible employees. The actual bonus pool available for bonus payments with respect to all employees of the Company for the applicable performance year (which we refer to as the “Actual Bonus Pool”) may be funded up to 120% of the Base Bonus Pool, as determined by our Compensation

Committee based on its quantitative and qualitative assessment of the level of achievement of the KPIs and overall Company financial and operating performance. Actual individual bonus amounts payable to our named executive officers were then determined based on the Compensation Committee’s review and assessment of the individual performance (taking into account our Chief Executive Officer’s assessment of individual performance of each executive, other than himself). The actual aggregate amount of cash bonuses paid to all of our employees, including our named executive officers, for any performance year cannot exceed the Actual Bonus Pool approved by our Compensation Committee for such year.

In January 2019, the Compensation Committee reviewed a comprehensive report prepared by management summarizing the Company’s performance against the pre-established 2018 KPIs and the Company’s strategic, financial, exploration, development and production performance.

The KPIs for the 2018 performance year, as well as the Compensation Committee’s certification of achievement of the performance goals, are set forth in the table below.

2018 Key Performance Indicators
KPI	Level of Achievement	Commentary
Enhance License to Operate
Zero anticorruption violations	Achieved	Continued to satisfy anticorruption compliance requirements via proactive diligence and training, and constant compliance vigilance
Deliver Health, Safety and Environment (HSE) performance targets	Achieved five out of six performance targets
Met five of our six HSE performance metrics while undertaking our largest ever operated activity set, with six wells drilled (including the seventh deepest water depth well in the history of the industry) and with over 25,000 km2 of 3D seismic acquired. While we experienced no lost time injuries for the year, our total recordable incident rate (“TRIR”) of 1.97 exceeded our goal of 1.1. Three-year (2016-2018) average TRIR was substantially lower than the industry average

Advance country strategies to effectively manage above and below ground risks, including:
   •   evolve above-ground strategies for
        non-operated areas to ensure continuing
        Kosmos’ influence
   •   develop and implement above-ground
        strategy for E.G. joint venture (JV)
        company to further leverage existing
        relationship with government; and
   •   advance above-ground strategies for
        operated areas ahead of upcoming drilling
        programs
Achieved
Consistent and transparent engagement with the various host governments in our areas of operation strengthened relationships with these governments and enhanced the Kosmos brand and license to operate, in particular, in E.G. where we made strategic local hires to enhance our brand and relationships in country

Deliver Operational Milestones
Ghana	Deliver Ghana Net Cash Flow(1) of $300 million at $55 per barrel	Exceeded	Delivered $304 million of Ghana Net Cash Flow(1)at $55 per barrel
	Implement Jubilee turret lift and lock project safely and efficiently and ensure planning for the safe and efficient FPSO rotation in early 2019	Exceeded	Jubilee turret lift and lock project safely and efficiently completed and FPSO rotated to its permanent heading in late 2018, ahead of schedule
	Develop plan for implementation in 2019 of the Jubilee gas handling system upgrades capable of delivering 200 million cubic feet per day of capacity in 2020	Achieved	Plan for implementation of the Jubilee gas handling system developed for implementation in 2019
Equatorial Guinea	Complete Hess transition by 2Q 2018 with the JV company organization and processes in place to ensure safe and reliable operations	Achieved	Hess transition completed by 2Q 2018 and JV company performed safely and reliably as demonstrated by strong operational performance
	Deliver E.G. Net Cash Flow(2) of $215 million	Exceeded	Delivered E.G. Net Cash Flow(2) of $232 million
	Acquire and process 3D seismic data across blocks EG-21, W and S; to enable at least two near-field prospects to be drilled in 2019	Achieved	Seismic acquisition and processing program completed, with 2019 drilling program defined

Mauritania/ Senegal	Deliver Tortue Final Investment Decision (FID) with first gas by 2021	Achieved	Achieved FID on the first phase of the Tortue LNG project, alongside BP and the national oil companies of Mauritania and Senegal
Exploration	Drill three wells (Requin-Tigre, Anapai and a Suriname Block 42 prospect) and deliver one world-class discovery	Not Achieved	Drilled three wells to target depths without making a commercial discovery
Cost Management
Net Cash General and Administrative (G&A)(3) expense of $65 million	Exceeded	Diligently managed Net Cash G&A(3) expense to $54 million (excluding DGE Transaction related G&A expense)
Project Capital Expenditure (CapEx) of less than $327 million	Exceeded	CapEx rigorously managed to $288 million (excluding DGE Transaction related CapEx)
Grow Organizational Capability
Re-focus HR function under the leadership of new Senior Vice President of HR to ensure growth in organizational capability consistent with the Company’s long range plan (LRP) and active leadership planning
Achieved
Hired new Senior Vice President of HR, who has refocused the HR function. Strengthened business unit model and capability in line with evolution to full-cycle exploration and production company, successfully integrated DGE staff and continued active leadership planning, with successors being appointed to Senior Leadership Team positions

As we grow, improve the effectiveness and connection of the Company (as measured through the annual workforce employee survey)	Achieved	Improved 2018 employee survey results on connection rating by 5% compared to 2017 and maintained effectiveness rating at 2017 level
Maintain Long-Term Financial Liquidity
Complete 2018 activity set cash flow neutral at $55 per barrel	Exceeded	Completed 2018 activity set and ended the year with cash flow from operations of over $260 million (excluding DGE Transaction)
Complete refinancing of RBL by 1Q 2018 incorporating E.G. assets and maintain long-term financial strength through attainment of certain targeted financial metrics and continuing a disciplined hedging program
Achieved
Refinanced RBL in 1Q 2018 to incorporate E.G. assets, refinanced Revolving Credit Facility (RCF) with better terms, completed DGE Transaction, continued the rolling hedging program and executed $188 million share buy-back from Warburg Pincus while ending 2018 at targeted 2.0x Net Debt(4)/EBITDAX(5)

Build Portfolio
Capture at least one independent petroleum system test to replenish the drilled-out prospect inventory	Exceeded	Established Shell Alliance and captured two new independent petroleum system tests
(1)	“Ghana Net Cash Flow” represents Ghana derived revenue (number of cargos lifted at a fixed price per barrel) less Ghana related expenditures (capital and operating expenditures).
(2)	“E.G. Net Cash Flow” represents Equatorial Guinea derived revenue from the Ceiba and Okume Fields (number of cargos lifted at a fixed price per barrel) less Equatorial Guinea related expenditures of the Ceiba and Okume Fields (capital and operating expenditures).
(3)	“Net Cash G&A” represents G&A excluding non-cash equity-based compensation expense.
(4)	“Net Debt” equals debt less cash and restricted cash.
(5)	“EBITDAX” is defined in the Company’s 2018 Annual Report on Form 10-K.

In determining the Actual Bonus Pool for the 2018 performance year, the Compensation Committee considered the Company’s strategic, financial and operating performance. A key driving factor in determining the Actual Bonus Pool for 2018 was the successful completion of the strategic DGE Transaction, not anticipated in the 2018 KPIs, which was immediately accretive and provided near term growth and diversification of production. As a result, the Committee approved the Actual Bonus Pool for 2018 at 105% of the Base Bonus Pool.

In determining the individual bonus award for each of our named executive officers for 2018 payable from the 2018 Actual Bonus Pool, the Compensation Committee considered each executive’s individual contributions, including strategic initiatives, financial performance, operating performance and organizational leadership.

The following table summarizes the most significant achievements for each named executive officer in 2018 that were taken into account by the Compensation Committee in determining his bonus amount:

Name	2018 Key Achievements
Mr. Inglis	•
Led strategic evolution from frontier explorer to full cycle exploration and production company while delivering an immediately accretive DGE Transaction and maintaining a highly motivated organization

•
Oversaw successful delivery of Tortue FID working with key stakeholders in Mauritania and Senegal, to create shareholder value from this exploration success. Tortue is the fastest greenfield LNG project from discovery to projected first gas date

•
Provided oversight and direction regarding the operational management of key assets acquired, resulting in over delivery of the expected economic performance with E.G. acquisition payback of less than a year and DGE accelerated production growth

	•	Led the Company and its Senior Leadership Team to ensure proper oversight and delivery of the Company’s KPIs

	•	Enhanced the Company’s brand name and reputation with stakeholders, enabling the Company to advance its strategic efforts

Mr. Chambers	•	Maintained strong financial liquidity through the refinancing of the RBL and RCF and a robust hedging program

	•	Ensured strong due diligence to support strategic acquisitions and led successful financial integration for the DGE Transaction

	•	Led execution of secondary offering and share repurchase from Warburg Pincus

	•	Enhanced effective forecasting and management of cash flow, CapEx and G&A to exceed stretch targets

	•	Led the Company’s successful efforts to change our jurisdiction of incorporation from Bermuda to Delaware, a critical element in allowing Kosmos to efficiently operate in the U.S.

Mr. Maxted	•	Strengthened exploration portfolio with the establishment of a strategic exploration alliance with Shell to jointly explore southern west Africa

	•	Captured two new independent petroleum system tests

	•	Completed 3D seismic surveys across blocks EG-21, W and S in Equatorial Guinea, enabling new field prospects for 2019 drilling

Name	2018 Key Achievements
Mr. Ball	•	Played a key role in the DGE Transaction, ensuring delivery of an immediately accretive deal and successful integration

	•	Developed and executed the strategic plan to evolve Kosmos from a frontier explorer to full cycle exploration and production company

	•	Provided commercial leadership in accessing and enhancing the exploration portfolio with the establishment of a strategic exploration alliance with Shell

	•	Ensured the underlying processes of the Long Range Plan, Enterprise Risk Management and deal identification/evaluation were delivered to strengthen strategic execution

Mr. Clark	•	Played a key leadership role in the successful integration of DGE post-close

	•	Led strong post-close DGE Transaction performance delivering strong organic growth and additional free cash flow

	•	Materially advanced strategic alliance with BP, further expanding footprint in deepwater U.S. Gulf of Mexico with plans to begin drilling operations in 2019

•
Advanced farm-out agreement with Chevron in the U.S. Gulf of Mexico, further enhancing ability to execute deepwater strategy of lower risk, short-cycle subsea developments near existing midstream infrastructure with plans to begin drilling in 2019

The table below sets forth our named executive officers’ target and maximum bonus opportunities for 2018, along with the actual amounts of the bonuses that they received for 2018 based on the achievement of the KPIs and Company and individual performance factors described above:

Name	Target Bonus Opportunity (as % of Base Salary)	Target Bonus Opportunity ($)	Maximum Bonus Opportunity ($)(1)	Actual 2018 Bonus ($)
Andrew G. Inglis	100%	978,500	1,957,000	1,712,375
Thomas P. Chambers	100%	586,070	1,172,140	879,105
Brian F. Maxted	100%	696,480	1,392,960	696,480
Christopher J. Ball	100%	586,000	1,172,000	1,025,500
(1)	The amounts in this column represent 200% of each named executive officer’s target bonus opportunity.

Mr. Clark is also eligible to receive a target bonus opportunity of 100% of his base salary and a maximum opportunity of 200% of his target bonus. Following the completion of the 2018 performance year, Mr. Clark received a pro-rated annual cash bonus payment in connection with the closing of the DGE Transaction in the amount of $477,405.

Base Salary

Base salary is the sole fixed component of our executive compensation program and represents a relatively modest portion of our named executive officers’ total compensation package, offering them a measure of certainty and predictability. We generally review salary ranges and individual salaries for our named executive officers annually. We establish the base salary for each named executive officer based on our review of pay levels across industry peers and business requirements for certain skills, individual experience and contributions, as well as the roles and responsibilities of the executive. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us and execute our strategy.

Our named executive officer salaries are intended to be competitive with those of our industry peers. We do not have a prescribed policy or broadly applied guideline for how salaries should compare to external survey data. Base salaries are subject to change if, among other reasons, the executive’s experience or responsibilities change materially or there are changes in the competitive market environment.

In early 2018, the Compensation Committee reviewed the base salaries paid to each of our named executive officers. The Compensation Committee, based on executive performance and available market data, approved an increase in the base salaries of our named executive officers (other than Mr. Clark, who did not commence employment with Kosmos until September 2018 in connection with the DGE Transaction), as set forth in the table below.

Consistent with the Compensation Committee’s pay for performance philosophy and its intention to award a majority of the compensation paid to our executives in the form of “at-risk” performance-based compensation linked to Company and individual performance, the named executive officers (other than Mr. Clark) received an increase in base salary for 2018 as shown in the table below.

Name	Base Salary Rate as of 12/31/2017 ($)	Base Salary Rate as of 12/31/2018 ($)
Andrew G. Inglis	950,000	978,500
Thomas P. Chambers	569,000	586,070
Brian F. Maxted	676,194	696,480
Christopher J. Ball	514,731	586,000	(1)
Richard R. Clark	—	636,540
(1)	Mr. Ball also received an increase in base salary effective as of October 1, 2018 in connection with his promotion to Chief Commercial Officer.

Benefits and Perquisites

Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, prescription drug, dental and vision insurance and relocation benefits and are also entitled to annual executive physicals, financial and tax planning services and payments of premiums for supplemental health and welfare benefits. Our named executive officers are eligible to participate in our tax-qualified 401(k) plan on the same basis as our employees generally and are not entitled to any supplemental executive retirement benefits. Under the 401(k) plan, the Company matches 100% of an employee’s elective deferrals up to a specified percentage of eligible compensation (8% in 2018), subject to applicable limitations under the Internal Revenue Code. In addition, members of our Senior Leadership Team may also defer base and cash bonus compensation on a pre-tax basis under our deferred compensation plan, with the Company providing a matching contribution equal to 8% of the amount deferred by each executive.

For details and the amounts of such benefits, see the “All Other Compensation” column of the 2018 Summary Compensation Table and the accompanying footnotes below.

Termination and Change in Control Benefits

•	Equity Awards: The vesting of the equity awards held by our named executive officers accelerates in connection with specified terminations of employment or a change in control. See “2018 Compensation—Potential Payments Upon Termination or Change in Control” below.
•	Offer Letters: The offer letter agreements we have entered into with each of our named executive officers (other than Messrs. Maxted and Clark) provide for specified termination payments and benefits. In addition, Mr. Clark’s existing employment agreement with DGE (which will expire on July 1, 2019) provided for specified termination payments and benefits. See “2018 Compensation—Potential Payments Upon Termination or Change in Control—Offer Letters” below.

•	Severance Policy: We maintain a change in control severance policy that is designed to encourage continuity of management and other employees after a “change in control” (as defined in the LTIP). The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a change in control. Our named executive officers are not covered by any severance policy or program for terminations that occur other than in connection with a change in control. For more information on our change in control severance policy, see “2018 Compensation— Potential Payments Upon Termination of Change in Control—Severance Policy” below.

Compensation Recoupment Policy

Under our Compensation Recoupment Policy, in the event the Company is required to restate its financial results in order to correct a material error, our Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation from our executive officers to the extent the amount of such compensation actually paid to the executive exceeds the amount that would have been paid if calculated based on the financial restatement. In addition, in the event an executive officer engages in certain specified acts of misconduct, the Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation and other compensation (including service-vesting equity awards and discretionary cash bonuses) that was paid to such executive within three years prior to the date of such misconduct (or, if later, the date the Compensation Committee discovers such misconduct).

The Compensation Committee reviews this policy from time to time, and the Committee will review it following the SEC’s adoption of a final rule under the Dodd-Frank Act regarding incentive-based compensation recoupment.

Share Ownership Guidelines

We have long believed that our executive officers and directors should have a substantial stake in the Company to align their interests with those of the stockholders. Therefore, the Compensation Committee has historically made equity awards a substantial component of our executive and director compensation programs. In addition, the Compensation Committee has established Share Ownership Guidelines for our executive officers and directors to ensure that they face the same downside risk and upside potential as our stockholders.

Under our Share Ownership Guidelines, each of our executive officers is required to own, within five years following his hire or promotion date (or, if later, by January 1, 2022), common shares of the Company having an aggregate value at least equal to the multiple of his annual base salary, as follows:

Position	Multiple of Annual Base Salary
Chief Executive Officer	6x
Other Executive Officers	3x

In addition, each of our directors is required to own, within five years following his or her first election/appointment to our Board (or, if later, by January 1, 2022), common shares of the Company having an aggregate value at least equal to five times the value of the annual cash board retainer that such director receives for his or her service on our Board. Until such time as the director has satisfied his or her minimum ownership requirements, the director is required to retain 100% of the “net shares” received from the settlement of all equity-based awards (i.e., those shares that remain outstanding after the payment of taxes at an assumed 40% tax rate).

Shares owned directly or indirectly (including shares received upon settlement of an equity award) and time-based vesting restricted shares and share-settled restricted stock units (“RSUs”) are counted for purposes of satisfying our Share Ownership Guidelines. However, shares underlying restricted shares or RSUs that are subject to performance-based vesting conditions that have not yet been satisfied will not be counted for purposes of satisfying the ownership guidelines.

Policy Prohibiting Hedging Transactions

Our Insider Trading Policy prohibits our employees, including our named executive officers, from engaging in speculative transactions in the Company’s securities, including short sales and, unless our General Counsel provides prior written authorization, publicly traded options and margin accounts.

During the past five years, none of our named executive officers have engaged in any such hedging transactions with respect to any Company securities.

Compensation Risk Assessment

Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. We believe that the following factors mitigate any potential risks: balanced pay mix; diversified performance metrics; emphasis on long-term equity incentive compensation tied to service and performance conditions; the overall amount of compensation and internal control and oversight by the Compensation Committee and our Board.

The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

The Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the federal income tax deductibility of compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) generally limits the federal income tax deductibility of annual compensation paid by public companies to certain executive officers to $1 million. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) provided an exemption from this limitation for “qualified performance-based compensation.”

However, the TCJA repealed the “qualified performance-based compensation” exemption, effective for taxable years beginning after December 31, 2017. The TCJA provides transition relief for certain contractual arrangements in place as of November 2, 2017 (and not materially modified thereafter). In August 2018, the Internal Revenue Service issued initial guidance on certain aspects of the new 162(m) regime, effective for any taxable year ending on or after September 10, 2018. The Internal Revenue Service also indicated that it anticipates proposing rules on the new Section 162(m) regime and requested additional comments from the Public. Given the absence of any proposed or final regulations at this time, the full impact of the TCJA’s changes to Section 162(m) on our executive compensation program is not yet known.

In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have the flexibility to award compensation that is not deductible under Section 162(m) if it determines such award is in our stockholders’ best interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted by the Compensation Committee of the Board,

Adebayo (“Bayo”) O. Ogunlesi, Chair
Sir Richard Dearlove
Deanna L. Goodwin

2018 Compensation Tables

The following tables contain information about the compensation we provided for 2018, 2017 and 2016 to our 2018 named executive officers.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Non-Equity Incentive Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrew G. Inglis	2018	978,500	—	1,712,375	3,614,395	56,452	6,361,722
Chairman and Chief Executive Officer	2017	950,000	—	1,662,500	2,583,930	55,238	5,251,668
	2016	950,000	—	1,900,000	1,064,475	53,369	3,967,844
Thomas P. Chambers	2018	586,070	—	879,105	1,909,394	183,428	3,557,997
Senior Vice President and Chief Financial	2017	569,000	—	853,500	1,625,082	97,855	3,145,437
Officer	2016	569,000	—	1,138,000	625,219	69,915	2,402,134
Brian F. Maxted	2018	696,480	—	696,480	1,906,045	11,453	3,310,458
Former Chief Exploration Officer	2017	676,194	—	845,243	1,849,655	9,771	3,380,863
	2016	676,194	—	1,352,388	765,225	17,818	2,811,625
Christopher J. Ball	2018	544,130	—	1,025,500	1,491,148	42,722	3,103,500
Senior Vice President and Chief	2017	514,731	—	772,096	1,450,339	42,583	2,779,749
Commercial Officer	2016	514,731	—	772,096	550,363	40,528	1,877,718
Richard Clark	2018	185,658	—	477,405	1,815,243	26,826	2,505,132
Senior Vice President and Head of Gulf of Mexico Business Unit
(1)	The amounts in this column reflect the actual amounts of salary paid to our named executive officers in the relevant fiscal year. For Mr. Clark, the amount in this column reflects salary paid commencing on his start date of September 14, 2018.
(2)	The amounts reported for 2018 are the annual bonuses that our named executive officers received in January 2019 for performance during 2018 pursuant to our annual incentive plan, based on achievement of the applicable KPIs and the Compensation Committee’s assessment of overall Company and individual performance. For additional information on these bonuses, see “Compensation Discussion and Analysis—Analysis of 2018 Executive Compensation Decisions—Annual Cash Bonus” above.
(3)	The amounts in this column reflect the aggregate grant date fair values of the service and performance awards granted under the LTIP in 2018 to the named executive officers, in each case, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, that the executives will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for performance awards, the level of attainment of the applicable performance goal.

The amounts for the performance awards were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “2018 Grants of Plan-Based Awards” table below. The following are the values of the performance awards as of the grant date assuming attainment of the maximum level of performance: Mr. Inglis ($4,029,735), Mr. Chambers ($2,053,313), Mr. Maxted ($1,880,310), Mr. Ball ($1,528,993) and Mr. Clark ($1,962,652).

For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our 2018 Annual Report on Form 10-K.

(4)	The amounts reported for 2018 in this column for our named executive officers reflect the following:
(a)	For Mr. Inglis, includes: (i) matching contributions under the Company’s 401(k) plan ($22,000); (ii) payment of premiums for (a) executive life insurance ($6,088), (b) executive supplemental disability income insurance ($6,542) and (c) executive long-term care insurance ($4,856); (iii) the cost of an annual executive physical ($11,966) and (iv) reimbursement for financial planning services ($5,000).
(b)	For Mr. Chambers, includes: (i) matching contributions under the Company’s 401(k) plan ($22,000); (ii) payment of premiums for (a) executive life insurance ($29,371), (b) executive supplemental disability income insurance ($6,261) and (c) executive long-term care insurance ($6,158); (iii) the cost of an annual executive physical ($4,586); and (iv) Company matching contributions to our non-qualified deferred compensation plan ($115,052).
(c)	For Mr. Maxted, includes payment of premiums for (i) executive supplemental disability income insurance ($6,534) and (ii) executive long-term care insurance ($4,919).

(d)	For Mr. Ball, includes: (i) matching contributions under the Company’s 401(k) plan ($22,000); (ii) payment of premiums for (a) executive life insurance ($2,245), (b) executive supplemental disability income insurance ($6,839) and (c) executive long-term care insurance ($4,379); (iii) the cost of an annual executive physical ($3,875) and (iv) reimbursement for financial planning services ($3,385).
(e)	For Mr. Clark, includes: (i) matching contributions under the Company’s 401(k) plan ($6,016) and (ii) payment for accrued vacation time in connection with the DGE Transaction ($20,810).

2018 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to our named executive officers during 2018.

Name	Grant Date	Approval Effective Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew G. Inglis	—	—	978,500	1,957,000	—	—	—	—	—
	1/31/2018	1/22/2018	—	—	—	—	—	124,500	870,255
	1/31/2018	1/22/2018	—	—	72,063	288,250	576,500	—	2,744,140
Thomas P. Chambers	—	—	586,070	1,172,140	—	—	—	—	—
	1/31/2018	1/22/2018	—	—	—	—	—	73,125	511,144
	1/31/2018	1/22/2018	—	—	36,719	146,875	293,750	—	1,398,250
Brian F. Maxted	—	—	696,480	1,392,960	—	—	—	—	—
	1/31/2018	1/22/2018	—	—	—	—	—	89,500	625,605
	1/31/2018	1/22/2018	—	—	33,625	134,500	269,000	—	1,280,440
Christopher J. Ball	—	—	586,000	1,172,000	—	—	—	—	—
	1/31/2018	1/22/2018	—	—	—	—	—	64,370	449,946
	1/31/2018	1/22/2018	—	—	27,343	109,370	218,740	—	1,041,202
Richard R. Clark	—	—	636,540	1,273,080	—	—	—		—
	—	—	—	—	—	—	—	—	—
	9/14/2018	9/14/2018	—	—	35,098	140,390	280,780		1,815,243
(1)	The amounts reported are the target and maximum annual bonuses that our named executive officers were eligible to receive for performance in respect of 2018 pursuant to our annual incentive plan. For additional information on these bonuses, see “Compensation Discussion and Analysis—Analysis of 2018 Executive Compensation Decisions—Annual Cash Bonus” above.
(2)	These amounts reflect the performance awards, which are scheduled to vest between 0% and 200% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse one-third each year over three years and the specified relative TSR performance condition that will be measured on January 4, 2021. The amounts in the “Threshold” sub-column reflect the 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. The amounts in the “Target” sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect the 200% of the shares that will vest on attainment of the service condition and the maximum performance level. For more on the terms of these awards, see “Compensation Discussion and Analysis—Analysis of 2018 Executive Compensation Decisions—Equity Awards” above.
(3)	These amounts reflect service awards that are scheduled to vest one-third each year over three years, based solely on service.
(4)	The amounts in this column for the service awards reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The amounts in this column for the performance awards were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of these awards, assuming attainment of the maximum level of performance, see footnote 3 to the “2018 Summary Compensation Table” above. The actual value, if any, that each named executive officer will realize for these performance awards is a function of the value of the shares if and when the awards vest.

For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2018.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Andrew G. Inglis	249,000	(3)	1,013,430	789,250(3)	3,212,248
Thomas P. Chambers	146,250	(4)	595,238	557,821(4)	2,270,332
Brian F. Maxted	179,000	(5)	728,530	493,000(5)	2,006,510
Christopher J. Ball	128,741	(6)	523,976	392,480(6)	1,597,394
Richard R. Clark	—		—	140,390(7)	571,387
(1)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $4.07, which was the closing price of a common share on December 31, 2018.
(2)	The number of shares underlying performance awards reflected in this table assumes attainment of the applicable specified relative TSR goal at target performance level (other than for performance awards granted in 2017, which are reflected assuming maximum attainment). The actual number of shares, if any, that will vest will be based on (i) the level of achievement of the relative TSR goal as of the actual end of the performance period and (ii) satisfaction of the applicable service condition, in each case, as indicated in the footnotes below, plus the amount of any dividends or distributions that are declared on the shares during the applicable performance period. For more on the terms of these awards, see “Compensation Discussion and Analysis—Analysis of 2018 Executive Compensation Decisions—Equity Awards” above.
(3)	For Mr. Inglis, consists of: (a) 41,500 shares underlying service awards that are scheduled to vest on January 1, 2019; (b) 83,000 shares underlying service awards that are scheduled to vest ratably on January 1 of each of 2019 and 2020; (c) 124,500 shares underlying service awards that are scheduled to vest ratably on January 2 of each of 2019, 2020 and 2021; (d) 124,500 shares underlying performance awards (with a performance period scheduled to end on January 4, 2019 and a service condition that is scheduled to be met on January 1, 2019); (e) 376,500 shares underlying performance awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met ratably on January 1 of each of 2019 and 2020); and (f) 288,250 shares underlying performance awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2019, 2020 and 2021).
(4)	For Mr. Chambers, consists of: (a) 24,375 shares underlying service awards that are scheduled to vest on January 1, 2019; (b) 48,750 shares underlying service awards that are scheduled to vest ratably on January 1 of each of 2019 and 2020; (c) 73,125 shares underlying service awards that are scheduled to vest ratably on January 2 of each of 2019, 2020 and 2021 2022; (d) 94,071 shares underlying performance awards (with a performance period that is scheduled to end on January 2, 2019); (e) 73,125 shares underlying performance awards (with a performance period scheduled to end on January 4, 2019 and a service condition that is scheduled to be met on January 1, 2019); (f) 243,750 shares underlying performance awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met ratably on January 1 of each of 2019 and 2020); and (g) 146,875 shares underlying performance awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2019, 2020 and 2021).
(5)	For Mr. Maxted, consists of: (a) 29,833 shares underlying service awards that are scheduled to vest on January 1, 2019; (b) 59,667 shares underlying service awards that are scheduled to vest ratably on January 1 of each of 2019 and 2020; (c) 89,500 shares underlying service awards that are scheduled to vest ratably on January 2 of each of 2019, 2020 and 2021; (d) 89,500 shares underlying performance awards (with a performance period scheduled to end on January 4, 2019 and a service condition that is scheduled to be met on January 1, 2019); (e) 269,000 shares underlying performance awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met ratably on January 1 of each of 2019 and 2020); and (f) 134,500 shares underlying performance awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2019, 2020 and 2021).
(6)	For Mr. Ball, consists of: (a) 21,457 shares underlying service awards that are scheduled to vest on January 1, 2019; (b) 42,914 shares underlying service awards that are scheduled to vest ratably on January 1 of each of 2019 and 2020; (c) 64,370 shares underlying service awards that are scheduled to vest ratably on January 2 of each of 2019, 2020 and 2021; (d) 64,370 shares underlying performance awards (with a performance period scheduled to end on January 4, 2019 and a service condition that is scheduled to be met on January 1, 2019); (e) 218,740 shares underlying performance awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met ratably on January 1 of each of 2019 and 2020); and (f) 109,370 shares underlying performance awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2019, 2020 and 2021).
(7)	For Mr. Clark, consists of 140,390 shares underlying performance awards (with a performance period that is scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on September 14 of each of 2019, 2020 and 2021).

Option Exercises and Stock Vested During 2018

The following table provides information on our named executive officers’ service and performance awards that vested in 2018. We have not granted share options to our named executive officers or other employees.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew G. Inglis	1,568,944	10,639,036
Thomas P. Chambers	229,768	1,549,687
Brian F. Maxted	793,579	5,671,730
Christopher J. Ball	556,458	3,965,542
Richard R. Clark	—	—
(1)	The value realized on vesting of the awards was calculated by multiplying the number of shares underlying the awards that vested in 2018 by the closing price of a share on the vesting date (or if the vesting date was not a trading day, on the trading day immediately preceding the vesting date). These closing prices ranged from $5.82 to $7.95.

2018 Pension Benefits

We do not maintain any defined benefit pension plans.

2018 Nonqualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation of our named executive officers for 2018.

Name	Executive Contributions in 2018 ($)(2)	Registrant Contributions in 2018 ($)(3)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2018 ($)
Andrew G. Inglis	—	—	—	—	—
Thomas P. Chambers	132,591	115,052	(34,662)	—	297,844
Brian F. Maxted	—	—	—	—	—
Christopher J. Ball	—	—	—	—	—
Richard R. Clark	—	—	—	—	—
(1)	The Company maintains a non-qualified deferred compensation plan pursuant to which each member of our Senior Leadership Team (including our named executive officers) and executives at the level of senior vice president or above may defer up to 50% of his or her base compensation and 100% of his or her annual cash bonus compensation on a pre-tax basis, with the Company providing a matching contribution on the first 8% deferred by each executive. Matching contributions vest after three years of service. The vesting of unvested matching contributions under the deferred compensation plan accelerates upon the participant’s death or disability or upon a change in control of Kosmos. Participants under the plan may elect to have their benefit distributed on a specified date or a separation from service with Kosmos (either in a lump sum or in annual installments over a ten year period).

The deferred compensation plan permits participants to notionally invest the deferred amounts among vehicles that mirror the gains and/or losses of various investment funds provided under our 401(k) Plan. Since each executive chooses the investment vehicle or vehicles and may change their allocations from time to time, the return on the investment will depend on how well each underlying investment performed during the time the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the “Aggregate Earnings in 2018” column.

(2)	These amounts are reported as compensation in the “2018 Summary Compensation Table” above under the column “Salary”.
(3)	These amounts are reported as compensation in the “2018 Summary Compensation Table” above under the column “All Other Compensation”.

Potential Payments Upon Termination or Change in Control

If on December 31, 2018 we had undergone a change in control or our named executive officers’ employment had terminated under specified circumstances, each of our named executive officers would have been entitled to accelerated vesting of his equity awards on the terms summarized under “—Equity Awards” below, and to specified payments and benefits under our severance policy or their offer letters. For a summary of the terms of our severance policy and these offer letters, see “—Severance Policy” and “—Offer Letters” below.

Name	Change in Control (No Termination) ($)		Involuntary Termination in Connection with Change in Control ($)		Termination without Cause or Resignation for Good Reason (No Change in Control) ($)		Voluntary Resignation without Good Reason or Termination for Cause ($)	Death/Disability ($)
Andrew G. Inglis
Equity acceleration(1)	5,905,570		5,905,570		—		—	5,905,570
Salary payments	—		1,957,000	(2)	1,957,000	(2)	—	—
Bonus	—		1,957,000	(2)	1,957,000	(2)	—	—
Benefits continuation	—		60,568	(3)	60,568	(3)	—	—
Outplacement services	—		21,000	(4)	—		—	—
Relocation	—		—		—		—	—
Deferred Compensation Acceleration	—		—		—		—	—
Total	5,905,570		9,901,138		3,974,568		—	5,905,570

Thomas P. Chambers
Equity acceleration(1)	—		3,763,533		—		—	4,148,966
Salary payments	—		1,359,509	(5)	586,070	(7)	—	—
Bonus	—		586,070	(6)	586,070	(7)	—	—
Benefits continuation	—		60,576	(3)	30,288	(7)	—	—
Outplacement services	—		21,000	(4)	—		—	—
Relocation	—		—		—		—	—
Deferred Compensation Acceleration	127,305	(8)	127,305	(8)	—		—	127,305	(8)
Total	127,305		5,917,993		1,202,428		—	4,276,271

Brian F. Maxted
Equity acceleration(1)	—		3,646,720		—		—	3,646,720
Salary payments	—		2,216,993	(5)	—		—	—
Bonus	—		696,480	(6)	—		—	—
Benefits continuation	—		60,576	(3)	—		—	—
Outplacement services	—		21,000	(4)	—		—	—
Relocation	—		—		—		—	—
Deferred Compensation Acceleration	—		—		—		—	—
Total	—		6,641,769		—		—	3,646,720

Christopher J. Ball
Equity acceleration(1)	—		2,828,491		—		—	2,828,491
Salary payments	—		1,420,108	(5)	586,000	(9)	—	—
Bonus	—		586,000	(6)	—		—	—
Benefits continuation	—		56,624	(3)	42,468	(9)	—	—
Outplacement services	—		21,000	(4)	—		—	—
Relocation	—		29,333	(10)	—		—	—
Deferred Compensation Acceleration	—		—		—		—	—
Total	—		4,941,556		628,468		—	2,828,491

Name	Change in Control (No Termination) ($)	Involuntary Termination in Connection with Change in Control ($)		Termination without Cause or Resignation for Good Reason (No Change in Control) ($)		Voluntary Resignation without Good Reason or Termination for Cause ($)	Death/Disability ($)
Richard R. Clark
Equity acceleration(1)	—	1,142,775		—		—	1,142,775
Salary payments	—	1,944,901	(5)	636,540	(11)	—	—
Bonus	—	636,540	(6)	—		—	—
Benefits continuation	—	60,576	(3)	30,288	(11)	—	—
Outplacement services	—	21,000	(4)	—		—	—
Relocation	—	—		—		—	—
Deferred Compensation Acceleration	—	—		—		—	—
Total	—	3,805,792		666,828		—	1,142,775
(1)	Each named executive officer holds service and performance awards that were unvested as of December 31, 2018. Under the terms of the applicable award agreements, these awards are subject to accelerated vesting under specified circumstances. The amounts in the table are based on the $4.07 closing price of a share on December 31, 2018. For performance awards, if (i) the awards remain subject to the satisfaction of the specified relative TSR goal following such termination of employment or (ii) the specified relative TSR goal is calculated based on actual achievement as of a change in control, these amounts assume maximum attainment of such goal as of December 31, 2018. See “—Equity Awards” below for more details on the circumstances under which the vesting of these awards would have accelerated.
(2)	Represents the payment of two times Mr. Inglis’ annual base salary and annual target bonus as of December 31, 2018, payable in equal monthly installments over 24 months under Mr. Inglis’ offer letter. For additional details, see “—Offer Letters” below.
(3)	Represents a cash payment in an amount equal to the premium cost of continued healthcare coverage for 24 months under our severance policy (or, for Mr. Inglis, under his offer letter).
(4)	Represents the cost of outplacement services for 18 months under our severance policy.
(5)	Represents a lump-sum cash severance payment under our severance policy equal to 24 months of base salary plus four additional weeks of base salary for each year of service (for Mr. Chambers, 16 additional weeks; for Mr. Maxted, 60 additional weeks; for Mr. Ball, 20 additional weeks; and for Mr. Clark, 52 additional weeks) and any additional amounts payable for any partial year of service.
(6)	Under our severance policy, each of our named executive officers is entitled to a prorated portion of his annual target bonus for the year of termination, if not paid prior to the date of termination.
(7)	Represents the payment to Mr. Chambers under his offer letter of (i) an amount equal to 12 months’ base salary and target annual bonus and (ii) continued medical and dental coverage for him and his eligible dependents for 12 months. For additional details, see “—Offer Letters” below.
(8)	Under our non-qualified deferred compensation plan, in the event of a participant’s death or disability or a change of control of the Company, any unvested Company matching contributions will become fully vested.
(9)	Represents the payment to Mr. Ball of annual base salary and reimbursement of the cost of medical and dental insurance for him and his dependents for 18 months pursuant to the terms of his offer letter. For additional details, see “—Offer Letters” below.
(10)	Represents reasonable and customary costs that we estimate would be incurred in moving Mr. Ball back to his former residence location, if solely as a result of a “change in control” (as defined in the LTIP and summarized below under “—Equity Awards—Definitions”), Mr. Ball is required to relocate to a location outside of the Dallas/Fort Worth area. This estimate is based on the costs incurred in moving Mr. Ball to the Dallas/Fort Worth area.
(11)	Represents the payment to Mr. Clark of (i) cash severance equal to 12-months’ base salary and (ii) monthly reimbursement by the Company during the severance period for the difference between the amount Mr. Clark pays for COBRA continuation coverage and the active employee contribution amount that senior executive employees of the Company pay for the same or similar coverage under company group health plans. For additional details, see “—Mr. Clark’s Existing DGE Employment Agreement” below.

Offer Letters

The offer letter agreements we have entered into with each of our named executive officers (other than Messrs. Maxted and Clark) provide for specified termination payments and benefits, as follows:

•	On a termination of Mr. Inglis’ employment by us without “cause” or by him for “good reason” (as such terms are defined in his offer letter and summarized below under “—Equity Awards—Definitions”), Mr. Inglis is entitled to (i) cash severance in an amount equal to two times the sum of his base salary and target bonus (payable in equal monthly installments over 24 months) and (ii) continued medical and dental coverage for him and his dependents for 24 months.
•	If the employment of each of Messrs. Chambers and Ball is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, Texas then (i) Mr. Chambers will receive (a) cash severance in amount equal to the sum of 12 months’ base salary plus target annual bonus and (b) continued medical and dental coverage for him and his eligible dependents for 12 months and (ii) Mr. Ball will receive (a) his annual base salary for 18 months and (b) reimbursement of the cost of medical and dental insurance for him and his dependents for 18 months.
•	Mr. Ball is also entitled to payment of reasonable and customary expenses associated with his moving back to the United Kingdom under the circumstances described in footnote 10 to the “Potential Payments Upon Termination or Change in Control” table above.

The entitlement of each of Messrs. Inglis and Chambers to these payments is conditioned on his execution and non-revocation of a general release of claims against the Company.

Mr. Clark’s Existing DGE Employment Agreement

Under the terms of the employment agreement Mr. Clark previously entered into with DGE (which will expire on July 1, 2019), in the event of a termination of Mr. Clark’s employment by the Company without “cause” prior to July 1, 2019, subject to Mr. Clark’s execution and non-revocation of a general release of claims against the Company, Mr. Clark is entitled to receive (i) cash severance equal to 12-months’ base salary (payable in a lump sum within 45 days after the termination date) and (ii) monthly reimbursement by the Company during the severance period for the difference between the amount Mr. Clark pays for COBRA continuation coverage and the active employee contribution amount that senior executive employees of the Company pay for the same or similar coverage under company group health plans.

Severance Policy

Our severance policy is designed to encourage continuity of management and other employees after a change in control. The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a “change in control” (as defined in the LTIP and summarized below) as a result of:

•	work force reduction;
•	departmental reorganization that results in job elimination;
•	departmental reorganization that results in a material diminution of the skills, requirements, aptitudes or other criteria of the position, if the employee declines an offer of continued employment in the altered position or in another position that the Company deems comparable in its reasonable discretion; or
•	relocation of the job functions outside of a 50-mile radius, if the employee is not offered employment at the new location or declines an offer of employment at the new location.

The severance policy provides for the following termination benefits:

•	a lump-sum cash severance payment in an amount determined based on the employee’s title, years of service and base salary (for our named executive officers, this amount equals 24 months of base salary plus four additional weeks of base salary for each year of service);

•	a prorated portion of the employee’s target bonus for the current year, if not paid prior to the date of termination;
•	a cash payment in an amount equal to the premium cost of continued healthcare coverage for a specified period (24 months for our named executive officers);
•	outplacement services for a specified period (18 months for our named executive officers); and
•	payout of unused vacation time.

Employees, including our named executive officers, who have a separate severance agreement may receive benefits under that agreement or the severance policy, but not both. To receive severance benefits under the severance policy, an employee must sign and not revoke a separation and release agreement in the form prescribed by the Company.

Equity Awards

Service Awards

Service awards held by each of our named executive officers are scheduled to vest based solely on service and would have fully vested on December 31, 2018, if on that date their employment had terminated due to their death or “disability” (as defined in the LTIP and summarized below). Had we undergone a change in control on December 31, 2018, these awards would have become fully vested on the earliest to occur of:

•	the regularly scheduled vesting date, if the executive remained employed through the vesting date;
•	termination of the executive’s employment due to his death or disability;
•	for our named executive officers other than for Mr. Inglis, termination of the executive’s employment by us or the acquiror without cause or by him for “good reason” (as defined in the LTIP or an applicable offer letter and summarized below) within one year following a change in control; and
•	for awards granted to Mr. Inglis, (i) the first anniversary of a change in control, if Mr. Inglis remains employed through the anniversary date, or (ii) the later of the date of termination or the change in control, if Mr. Inglis’ employment is terminated by us without cause or by him for good reason during the period beginning three months before, and ending one year after, such change in control, provided that any termination during the period beginning three months before such change in control was at the request of a third party that had taken steps reasonably calculated to effectuate such change in control or that otherwise arose in connection with or anticipation of such change in control.

These service awards would have been forfeited on termination of employment under any other circumstances.

Performance Awards

For performance awards held by our named executive officers, the service condition would have been fully attained on December 31, 2018, if on that date the executive’s employment had terminated due to his death or disability, and such awards would have remained subject to the performance condition.

Had the executive terminated his employment without good reason at any time, or had his employment been terminated by us without cause or by him for good reason at any time other than on, or within one year after, a change in control, then any portion of the performance award for which the applicable service condition had been satisfied as of such termination date would have remained subject to the applicable performance condition, and any remaining portion of the award would have been forfeited without any payment to the executive.

Had we undergone a change in control on December 31, 2018, the performance condition would have been treated as set forth below, and the awards would have remained subject to the service condition to the extent not yet met:

•	for performance awards granted to our named executive officers (other than Mr. Inglis), the performance condition would have been determined based on actual performance as of the date of such change in control (except for the performance awards granted to Mr. Chambers in 2014, which would have vested at the target performance level); and
•	for performance awards granted to Mr. Inglis, the performance condition would have been deemed attained at the maximum performance level.

In connection with the change in control, the performance awards would have vested or been forfeited under the same circumstances as are described above for service awards.

These performance awards would have been forfeited on termination of employment under any other circumstances.

Definitions

For purposes of the accelerated vesting of the named executive officers’ equity awards under the circumstances described above, “cause,” “change in control,” “disability” and “good reason” are defined in the LTIP (or, for Mr. Inglis, in his offer letter) as follows:

•	“Cause” generally means the named executive officer’s:
(i)	failure (or, in the case of Mr. Inglis, material failure) to perform his duties (other than any such failure resulting from his physical or mental incapacity);
(ii)	having engaged in misconduct, negligence or a breach of fiduciary duty (or, in the case of Mr. Inglis, having engaged in serious misconduct, gross negligence or a material breach of a fiduciary duty);
(iii)	having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any crime of moral turpitude or felony under any applicable law;
(iv)	breach (or, in the case of Mr. Inglis, material breach) of any restrictive covenant (and, in the case of Mr. Inglis, any notice requirement, garden leave provision or similar requirement) to which he is subject;
(v)	breach (or, in the case of Mr. Inglis, material breach) of any of our policies, including any policy that relates to expense management, human resources or the Foreign Corrupt Practices Act;
(vi)	unlawful use or possession of illegal drugs on our premises or while performing his duties to us; or
(vii)	commission of an act of fraud, embezzlement or misappropriation, in each case, against us.

In the case of Mr. Inglis, if the Company believes that he has committed an act giving rise to cause under clauses (i), (ii), (iv) or (v) above, then, if such act or omission is reasonably susceptible of cure, we must provide Mr. Inglis written notice specifying the circumstances alleged to constitute cause within 90 days of the Board’s first obtaining knowledge of such circumstances. Mr. Inglis then has 30 days to cure the circumstances. If he has not cured the circumstances within such 30-day period, we may terminate Mr. Inglis’ employment within 60 days after the end of such 30-day period.

•	“Change in Control” generally means the occurrence of one or more of the following events:
(i)	the acquisition of 50% or more of the combined voting power of our outstanding securities (other than by our former financial sponsors);

(ii)	the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);
(iii)	the consummation of our merger, amalgamation or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such transaction); or
(iv)	the transfer of our assets having a gross fair market value of 50% or more of the total gross market value of our assets immediately before such transfer (other than any such transfer immediately after which such assets are owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common shares immediately before such transfer), and the subsequent distribution of the proceeds from such transfer to our stockholders having a fair market value that is greater than 50% of our fair market value immediately before such transfer.
•	“Disability” generally means “disability” as defined in our long-term disability plan for the purpose of determining eligibility for benefits. If such plan contains multiple definitions of disability, then “disability” refers to that definition of disability which, if the named executive officer qualified for such benefits, would provide coverage for the longest period.
•	“Good Reason” generally means the occurrence of any of the following events without the named executive officer’s consent:
(i)	a reduction in his base salary or target bonus, other than any such reduction that applies generally to similarly situated employees (or, in the case of Mr. Inglis, that applies to senior executives of the Company);
(ii)	relocation of his principal place of employment by more than 50 miles; or
(iii)	a material reduction in his duties or responsibilities (in the case of our named executive officers other than Mr. Inglis, that occurs within two years after a change in control).

In each case, the executive must provide us with written notice specifying the circumstances alleged to constitute good reason within 90 days after the circumstances first occur. We then have 30 days to cure the circumstances. If we have not cured the circumstances within such 30-day period, the executive is required to resign within 60 days after the end of such 30-day period.

2018 Pay Ratio Disclosure

Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2018:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $296,213;
•	the annual total compensation of our Chief Executive Officer was $6,405,443; and
•	the ratio of these two amounts was approximately 22 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our median employee. We determined that, as of December 31, 2017, our employee population consisted of 298 individuals. Our employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below. We adjusted our total employee population (as described above) for purposes of identifying our median employee by excluding 14 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in each such jurisdiction, as follows: five employees from Morocco; seven employees from Sao

Tome & Principe; and 2 employees from Suriname. While there have been some changes in our employee population since December 31, 2017, we determined that these changes in our employee base did not result in any significant impact on our pay ratio disclosure. For this purpose, in accordance with SEC rules, we omitted approximately 54 DGE employees that became employees of the Company in connection with the DGE Transaction, which was consummated on September 14, 2018.

After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our median employee consisted of 284 individuals.

To identify our median employee from our total adjusted employee population, we compared the amount of base salary paid to each of our employees as reflected in our payroll records for 2017. In making this determination, we annualized the compensation of our full-time employees who were hired in 2017 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Our median employee served in a similar role in 2018, and had his or her compensation adjusted based on his or her performance in that role. We determined that the changes in our median employee’s compensation arrangements for 2018 did not result in a significant change to our pay ratio disclosure and, therefore, we determined that our median employee from 2017 was still reasonable to utilize for our pay ratio disclosure this year.

Once we determined that our median employee was still reasonable for 2018 disclosure, we then calculated such median employee’s annual total compensation for 2018 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2018 (as set forth in the 2018 Summary Compensation Table on page 36 of this Proxy Statement), adjusted to include the cost to the Company in 2018 of specified employee benefits that are provided on a non-discriminatory basis, including medical, dental and vision coverage, health savings account (HSA) contributions, short- and long-term disability benefits, life and accidental death and dismemberment (AD&D) insurance, employee wellness benefits and travel insurance benefits.

Our CEO’s annual total compensation for 2018 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2018 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our median employee (as described above).

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

DIRECTOR COMPENSATION

2018 Director Compensation

The following table lists the individuals who served as our non-employee directors in 2018 and summarizes their 2018 compensation. Messrs. Inglis and Maxted did not receive any compensation for their services as directors in 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Yves-Louis Darricarrère(4)	30,192	—	—	30,192
Sir Richard Dearlove	120,000	140,000	—	260,000
David I. Foley(3)	54,620	—	—	54,620
David B. Krieger(3)	54,620	—	—	54,620
Joseph P. Landy(3)	45,000	—	—	45,000
Adebayo O. Ogunlesi	85,000	140,000	—	225,000
Chris Tong	95,000	140,000	—	235,000
Christopher A. Wright(4)	49,849	—	—	49,849
Deanna L. Goodwin	42,857	140,000	—	182,857
(1)	Each of our non-employee directors is entitled to (i) an annual cash retainer for service on the Board and (ii) an additional cash retainer if the director chairs a Board committee, in each case, paid quarterly and, if applicable, prorated for the portion of the year that the director serves on the Board or committee. For 2018, the amounts of such retainers were as follows:

Type of Retainer	Retainer (Annualized) ($)
Board Member	60,000
Audit Committee Chair	25,000
Compensation Committee Chair	25,000
Nominating and Corporate Governance Committee Chair	60,000
Health, Safety and Environment Committee Chair	15,000
(2)	The Compensation Committee and the Board approved annual equity grants to our non-employee directors in 2018 who are not affiliated with our significant stockholders. These grants are made annually on the date of our annual stockholders meeting (or, for new directors who begin serving on the Board on a different date, on such date). The vesting of the service awards granted in 2018 will accelerate on death or disability.

The amounts in this column reflect the aggregate grant date fair values of such service awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by the directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following table sets forth the total number of service awards held by our non-employee directors who held such awards as of December 31, 2018, which are scheduled to vest on June 5, 2019.

Name	Total RSUs (#)
Sir Richard Dearlove	17,903
Adebayo O. Ogunlesi	17,903
Chris Tong	17,903
Deanna L. Goodwin	17,903

Each of our directors is subject to robust share ownership requirements. For additional details regarding our Share Ownership Guidelines, see page 34 of this Proxy Statement above.

(3)	Mr. Landy resigned from the Board on September 24, 2018. Messrs. Foley and Krieger resigned from the Board on November 28, 2018.
(4)	Mr. Darricarrère and Dr. Wright did not stand for re-election to the Board at the 2018 Annual General Meeting of shareholders and their service ended at that time.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the service and performance awards outstanding as of December 31, 2018 that were granted under the LTIP, which is our only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,547,632	(1)	—	8,460,913	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	17,547,632		—	8,460,913
(1)	Represents the number of common shares underlying service and performance restricted stock units (assuming maximum attainment of the specified relative TSR goal and full settlement of the performance restricted stock units in shares) outstanding under the LTIP.
(2)	Represents the number of common shares remaining available for issuance under the LTIP. This number does not include the shares that are issuable on vesting and settlement of the outstanding service and performance restricted stock units.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report above and the Audit Committee Report below shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of three non-employee independent directors: Mr. Tong, Sir Richard Dearlove, and Ms. Goodwin.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements and (3) the independence and performance of the Company’s auditors.

The Audit Committee has reviewed and discussed with the Company’s management and the independent accountants the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by the Rules of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, “Communications with Audit Committees,” as amended.

The Company’s independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

Respectfully submitted by the Audit Committee of the Board,

Chris Tong, Chair
Sir Richard Dearlove
Deanna L. Goodwin

PROPOSAL 1—APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as our independent registered public accounting firm since 2011 and of our predecessor, KEH, since 2003, and has provided to us certain audit services, audit-related services and tax services during that time.

The Audit Committee has recommended reappointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019. The Board is asking stockholders to approve such appointment and the authority of the Audit Committee to determine their remuneration. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment of the stockholders for ratification as a matter of good corporate governance practice. If an auditor is not appointed by stockholders at the annual stockholders meeting, Ernst & Young LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Delaware law and the Company’s bylaws. The affirmative vote of the holders of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve the appointment and the authorization of the Audit Committee to set their remuneration.

Representatives of Ernst & Young LLP will not be present at the annual stockholders meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees Paid to Independent Auditors

The following table presents aggregate fees billed to us for the years ended December 31, 2018 and 2017, for professional services rendered by Ernst & Young LLP, our principal accountant:

	2017	2018
Audit fees	$1,553,677	$2,264,213
Audit-related fees	20,000	10,000
Tax fees	114,989	108,892
All other fees	3,020	6,560
Total fees	$1,691,686	$2,389,665

Audit Fees. Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with audits of the Company’s and certain of its subsidiaries’ financial statements and internal controls over financial reporting, quarterly reviews of our consolidated financial statements, issuance of a comfort letter related to a secondary offering, as well as certain audit-related accounting consultations.

Audit-Related Fees. Audit-related fees consisted of costs incurred related to SEC-related accounting consultations and certain attestation and agreed upon procedures.

Tax Fees. Tax fees consisted of costs incurred related to tax compliance services and consultations on various tax issues.

All Other Fees. For 2017 and 2018, all other fees consisted of costs incurred related to access to Ernst & Young LLP’s online research services.

Pre-Approval Policies and Procedures

Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter, subject to stockholder approval if necessary under Delaware law. The Audit Committee’s charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP’s independence.

Vote Required

The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 1. Abstentions shall not be treated as votes cast.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and authorize the Audit Committee of the Company to determine their remuneration.”

Recommendation

The Board recommends a vote “FOR” the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and to authorize the Audit Committee to determine their remuneration. If not otherwise specified, proxies will be voted “FOR” Proposal 1.

PROPOSAL 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At our 2018 annual general meeting of shareholders, a majority of our shareholders voted, on a non-binding, advisory basis, to hold a non-binding, advisory vote on named executive officer compensation every year. Consistent with this recommendation by our shareholders, the Company intends to submit an annual non-binding, advisory vote on the compensation of the Company’s named executive officers until the next vote on the frequency of the shareholder non-binding, advisory vote on named executive officer compensation. Accordingly, as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the 2018 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

As described in detail above in this Proxy Statement under “Executive Compensation—Compensation Discussion and Analysis,” we seek to pay our named executive officers for performance, to closely align the interests of our named executive officers with the interests of our stockholders and to attract, retain and motivate top talent. Please refer to the Compensation Discussion and Analysis, the compensation tables and the other narrative compensation-related disclosures of this Proxy Statement for a detailed discussion of our executive compensation principles and practices and the 2018 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather our overall executive compensation principles and practices and the 2018 compensation of our named executive officers.

To help ensure that all stockholders views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns regarding our executive compensation principles and practices (see “Board of Directors, Board Meetings and Committees—Communications with the Board” above).

Vote Required

The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 2. Abstentions shall not be treated as votes cast.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).”

Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee will carefully consider the stockholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our stockholders.

Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If not otherwise specified, proxies will be voted “FOR” Proposal 2.

GENERAL MATTERS

Record Date

The Board fixed the record date for the determination of stockholders entitled to notice of and to vote at the annual stockholders meeting as of the close of business on April 8, 2019. Our only outstanding voting securities are our common shares, $0.01 par value per share, of which 401,302,009 shares were outstanding as of the close of business on the record date.

Voting Your Proxy

Our stockholders are entitled to one vote for each common share that is owned on the record date on all matters considered at the annual stockholders meeting. You may vote your shares either in person or by proxy. To vote by proxy, you may submit your proxy and direct how to vote your shares by telephone using the toll-free number listed on the Proxy Card, via the Internet at the website listed on the Proxy Card or by marking, dating, signing and mailing the enclosed Proxy Card in the prepaid envelope provided. When using Internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Kosmos Energy Ltd. and a control number unique to you. If you submit your proxy and direct how to vote your shares via the Internet or by telephone, please do not also mail the enclosed Proxy Card. If you plan to vote in person at the annual stockholders meeting, please bring valid identification. Even if you currently plan to attend the annual stockholders meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual stockholders meeting.

If you receive more than one Proxy Card or voting instruction form, it means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you wish to consolidate accounts, please contact Computershare Trust Company, N.A. or your broker, bank or other nominee. We will announce preliminary voting results at the annual stockholders meeting and publish the final results in a Current Report on Form 8-K filed within four business days after the end of the annual stockholders meeting.

Shares Held of Record

If your shares are held in your name and you vote by granting a proxy, which is not subsequently revoked, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:

“FOR” Proposal 1: To appoint Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2019 and to authorize the Company’s Audit Committee of the Board to determine their remuneration;

“FOR” Proposal 2: To approve, on a non-binding, advisory basis, named executive officer compensation;

If other matters properly come before the annual stockholders meeting, the proxy holders will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the annual stockholders meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Shares Held in Street Name

If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this Proxy Statement. Like shares held of record, you may vote your shares held in street name in person at the annual stockholders meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on the Proposal. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters. If your shares are held in the name of a broker, bank or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker, bank or nominee confirming your ownership as of the record date.

Revoking Your Proxy

Even after you have returned your proxy, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, (2) submitting a duly executed proxy bearing a later date to our Corporate Secretary by mail to Kosmos Energy Ltd., c/o Kosmos Energy LLC,

8176 Park Lane, Suite 500, Dallas, Texas 75231, (3) using the Internet voting website or the toll-free telephone number listed on the enclosed Proxy Card to deliver a duly executed proxy bearing a later date or (4) attending the annual stockholders meeting and voting in person, which suspends the powers of the proxy holder.

Quorum and Vote Required

The presence in person or by proxy of two or more stockholders representing a majority of our issued and outstanding share capital entitled to vote shall constitute a quorum to conduct business at the annual stockholders meeting.

For each of Proposals 1 and 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Under our bylaws, the affirmative vote of a majority of the votes cast at the annual stockholders meeting at which a quorum is present is required to approve Proposals 1 and 2.

Abstentions do not count as votes cast for Proposals 1 and 2, and as such, abstentions will have no effect on the outcome of Proposals 1 and 2. Brokers will have discretionary authority to vote on Proposal 1. Brokers will not have discretionary authority to vote on Proposal 2 and broker non-votes will have no effect on the outcome of such vote.

Cost of Solicitation

We will pay the cost of soliciting proxies for the annual stockholders meeting. Proxies may be solicited by the employees of Kosmos and our subsidiaries, without additional compensation, in person, or by mail, courier, telephone or email. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2018 Annual Report on Form 10-K, including consolidated financial statements as of and for the fiscal year ended December 31, 2018, is being distributed to all stockholders entitled to vote at the annual stockholders meeting, together with this Proxy Statement, in satisfaction of the requirements of the SEC, the Company’s bylaws and Delaware law. Copies of the Annual Report on Form 10-K are available at no charge upon request. To obtain additional copies of the Annual Report on Form 10-K, please contact us at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or at telephone number +1 (214) 445-9600. The Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies.In addition, this Proxy Statement and our Annual Report on Form 10-K are available to you at no charge electronically under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com.

The Board is not aware of any matter to be presented for action at the annual stockholders meeting of the Company other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matter. The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

If you have any questions about the proxy materials or the annual stockholders meeting, please contact our Corporate Secretary at Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, or by telephone at +1 (214) 445-9600.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or by telephone at +1 (214) 445-9600. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS FOR 2020 ANNUAL STOCKHOLDERS MEETING

Any stockholder desiring to present a stockholder proposal at our 2020 annual stockholders meeting and to have the proposal included in our related Proxy Statement must send such proposal to Kosmos Energy Ltd., c/o Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, so that it is received no later than November 30, 2019. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

Although information received after such date will not be included in the proxy materials sent to stockholders, a stockholder proposal may still be presented at the annual stockholders meeting if such proposal complies with the Company’s bylaws. In accordance with our bylaws, stockholder proposals may be brought before the annual stockholders meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information. To be timely, a stockholder’s written notice must be received at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual stockholders meeting. For stockholder proposals for the 2020 annual stockholders meeting, written notice must be received between February 6, 2020 and March 7, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

Jason E. Doughty
Senior Vice President and General Counsel

April 23, 2019
Dallas, Texas

Annex A: North American Exploration and Production Survey Companies

Anadarko Petroleum Corp.
Apache Corp.
Cabot Oil and Gas Corp.
California Resources Corp.
Callon Petroleum Company
Chaparral Energy, Inc.
Chesapeake Energy Corp.
Cimarex Energy Co.
Comstock Resources, Inc.
Concho Resources, Inc.
Continental Resources, Inc.
Denbury Resources, Inc.
Devon Energy Corp.
Diamondback Energy

Eclipse Resources Corp.
Encana Corp.
EOG Resources, Inc.
EP Energy Corp.
EQT Corp.
Gulfport Energy Corp.
Halcon Resources Corp.
Hess Corp.
HighPoint Resources Corp.
Jagged Peak Energy Inc.
Jones Energy, Inc.
Kosmos Energy, Ltd.
Marathon Oil Corp.
Matador Resources Co.
National Fuel Gas Co. (Seneca Resources)

Newfield Exploration Co.
Noble Energy, Inc.
Oasis Petroleum, Inc.
Occidental Petroleum Corp.
Parsley Energy, Inc.
PDC Energy, Inc.
Pioneer Natural Resources Co.
QEP Resources, Inc.
Range Resources Corp.
Sanchez Energy Corp.
SM Energy Co.
Southwestern Energy Co.
SRC Energy Inc.
Ultra Petroleum Corp.
WPX Energy, Inc.

A-1

KOSMOS ENERGY LTD.
ATTN: CORPORATE SECRETARY
8176 PARK LANE, SUITE 500
DALLAS, TX 75231

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/04/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/04/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.

NOTE: The Company is making two proposals, neither of which is contingent on the other. If other matters properly come before the annual stockholders meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000419852_1 R1.0.1.18

KOSMOS ENERGY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2018 Annual Report on Form 10-K is/are available at www.proxyvote.com

KOSMOS ENERGY LTD.
Annual Meeting of Shareholders
June 5, 2019 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Andrew G. Inglis and Jason E. Doughty, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of KOSMOS ENERGY LTD. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:00 AM, EST on June 5, 2019, at the Four Seasons NYC - Sutton Room 57 E. 57th Street New York, NY 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000419852_2 R1.0.1.18

Continued and to be signed on reverse side